================================================================================

                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]   Preliminary proxy statement          [ ]  Confidential, For Use of the
[X]   Definitive proxy statement                Commission Only (as permitted by
[ ]   Definitive additional materials           Rule 14a--6(e)(2))
[ ]   Soliciting material pursuant to
      Rule 14a-11(c) or Rule 14a-12

                      GLENBOROUGH REALTY TRUST INCORPORATED
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------------

(2)   Aggregate number of securities to which transactions applies:

      --------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      --------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction.

      --------------------------------------------------------------------------

(5)   Total fee paid:

      --------------------------------------------------------------------------

      [ ]   Fee paid previously with preliminary materials:

      --------------------------------------------------------------------------

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

      --------------------------------------------------------------------------

(2)   Form, Schedule or Registration Statement No.:

      --------------------------------------------------------------------------

(3)   Filing Party:

      --------------------------------------------------------------------------

(4)   Date Filed:

      --------------------------------------------------------------------------

                               [GLENBOROUGH LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:

    Thursday, May 9, 2002
     10:00 a.m. (Pacific Daylight Time)

Place:

    Hotel Sofitel
     223 Twin Dolphin Drive
     Redwood City, California

Purpose:

     - To elect two Class I Directors for terms ending in 2005.

     - To conduct other business properly raised before the Annual Meeting and any postponement or adjournment of the Annual Meeting.

Record Date:

     You can vote if you are a stockholder of record at the close of business on February 28, 2002.

                                               /s/ ROBERT BATINOVICH
San Mateo, California                          ROBERT BATINOVICH
April 10, 2002                                 Chairman and Chief Executive Officer

   YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE, AND RETURN YOUR PROXY
                       PROMPTLY IN THE ENCLOSED ENVELOPE.

                                  GLENBOROUGH
                           REALTY TRUST INCORPORATED

                      400 SOUTH EL CAMINO REAL, 11TH FLOOR
                        SAN MATEO, CALIFORNIA 94402-1708

                                PROXY STATEMENT

                                   INCLUDING
                                   APPENDIX A
                           2001 FINANCIAL INFORMATION

     These proxy materials are being delivered to stockholders on or about April 10, 2002, in connection with Glenborough's solicitation of your vote at our 2002 Annual Meeting of Stockholders. Please read the materials carefully because they contain important information about admission to the meeting, voting procedures and the matters on which you are being asked to vote.

WHO MAY VOTE?

     - Any person who is a stockholder of record at the close of business on February 28, 2002

     - Any representative of such a stockholder, if authorized in writing

     As of February 28, 2002, there were 26,956,303 shares of common stock outstanding and entitled to vote. For each share of Common Stock held, the stockholder is entitled to cast one vote on each matter before the meeting.

     Even if you cannot attend the meeting, we urge you to vote.

HOW TO VOTE

     - If you are a REGISTERED STOCKHOLDER (i.e., you hold your shares directly and not through a bank or broker), you can vote in one of three ways:

        - By calling toll-free (in the United States) the 800 number on your proxy card, on a touch-tone phone, which is available 24 hours a day. Be sure to have your proxy card available to enter your control number.

        - By visiting the Internet site at www.proxyvote.com.

        - By marking, signing, dating and promptly returning the proxy card. We have enclosed a postage-paid envelope (if mailed in the United States) for your convenience.

     - If you hold your shares in STREET NAME (i.e., in the name of a bank, broker or other holder of record), you must follow the instructions from the holder of record in order to have your shares voted. Some banks and brokers may offer telephone and Internet voting.

HOW PROXIES WORK

     Giving your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. If you sign, date, and return the enclosed proxy card but do not specify how the proxy should be voted, we will vote your shares in favor of the nominees for directors designated below.

HOW TO REVOKE A PROXY

     You may revoke your proxy before it is voted by (a) submitting a new proxy with a later date, or (b) filing a written notice of revocation with Glenborough's Corporate Secretary, or (c) voting in person at the meeting.

REQUIRED VOTE

     In order to hold the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. We count abstentions and broker "non-votes" as present and entitled to vote for purposes of determining a quorum. If you hold shares in "street name", your broker may be authorized to vote for you on some routine items but is prohibited from voting on other non-routine items. A broker non-vote occurs for any non-routine item as to which you fail to provide voting instructions.

     The vote of a plurality of all of the votes cast is necessary for the election of a director. Abstentions and broker non-votes are not counted for this purpose.

COSTS OF PROXY SOLICITATION

     We will pay the expenses of soliciting proxies. In addition to solicitation by mail, our officers may solicit proxies in person or by telephone, facsimile or e-mail. Glenborough will also reimburse brokerage houses and other custodians for their expenses in sending proxy materials to you.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

     Glenborough's Bylaws provide that the Annual Meeting of Stockholders is to be held on the first Friday in May of each year, or on such other day within the month of May as the Board may designate.

     If you intend to bring a proposal before next year's Annual Meeting of Stockholders, then:

     - if you want your proposal to be included in the Proxy Statement for next year's Annual Meeting, then the deadline is December 11, 2002, for your proposal to be received by the Corporate Secretary at Glenborough's principal office, 400 South El Camino Real, San Mateo, California 94402-1708.

     - if your proposal is not to be included in our Proxy Statement, then you must give written notice which must be received by Glenborough's Corporate Secretary at 400 South El Camino Real, San Mateo, California 94402-1708, on or after February 8, 2003 and on or before March 10, 2003.

     For each matter you intend to bring before the meeting, your notice must include a brief description of the business you wish to be considered, any material interest you have in that business, and the reasons for conducting that business at the meeting. The notice must also include your name and address and the number of shares of Glenborough Common stock that you own.

SHARED ADDRESSES

     If you share an address with another Glenborough stockholder, it is possible that you will receive only one Proxy Statement at that address unless we have received contrary instructions. If you request orally or in writing, we will provide a separate copy of the proxy statement for each stockholder sharing that address; you may call Frank Austin at 650-343-9300, or write to Mr. Austin at Glenborough's address shown above. If you are receiving multiple copies of the Proxy Statement at your address, you may similarly contact us to request that we deliver only one copy.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table provides information about the only known beneficial owners of more than five percent of Glenborough's outstanding common stock, based solely on the most recent Schedule 13G received by Glenborough and our records.

                                                                                 PERCENTAGE OF SHARES
                                                  AMOUNT AND                        OF COMMON STOCK
                                                  NATURE OF    PERCENTAGE OF        OUTSTANDING AND
NAME AND BUSINESS ADDRESS OF                      BENEFICIAL       SHARES        OPERATING PARTNERSHIP
BENEFICIAL OWNER                                  OWNERSHIP    OUTSTANDING(1)          UNITS(2)
----------------------------                      ----------   --------------   -----------------------
Franklin Resources, Inc. and affiliates(3)......  5,720,801         19.2%                17.4%
T. Rowe Price Associates, Inc.(4)...............  2,655,600          9.9%                 8.8%
Robert Batinovich(5)............................  2,483,136          8.8%                 6.4%

---------------

(1) In calculating the indicated percentage, the denominator includes the common shares that would be acquired by the person upon the conversion, exercise or redemption, as the case may be, of the following securities beneficially owned by the person, directly or indirectly: (i) Glenborough's Series A Convertible Preferred Stock, (ii) stock options exercisable within 60 days of the Record Date, and (iii) Operating Partnership Units. The denominator excludes the common shares that would be acquired by any other person upon such conversion, exercise or redemption.

(2) In calculating the indicated percentage, the denominator includes all common shares that would be acquired by all persons upon the conversion or redemption, as the case may be, of Glenborough's Series A Convertible Preferred Stock and Operating Partnership Units. The denominator also includes the common shares that would be acquired by the person upon the exercise of stock options exercisable within 60 days of the Record Date, but excludes the common shares that would be acquired by any other person upon the exercise of such stock options.

(3) Franklin Resources, Inc. ("FRI"), 777 Mariners Island Boulevard, San Mateo, CA 94404. The securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") of FRI. Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Therefore, such Adviser Subsidiaries may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owner of these securities. Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Shareholders") each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the 1934 Act, the beneficial owner of securities held by persons and entities advised by FRI subsidiaries. FRI, the Principal Shareholders and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of the securities. The figure shown in the table includes 2,806,737 shares of Common Stock that would result upon the conversion of 3,685,800 shares of Convertible Preferred Stock. Franklin Advisers, Inc. has sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition, of 5,522,053 shares. Franklin Private Client Group, Inc. has sole power to dispose or direct the disposition of 183,746 shares. Fiduciary Trust Company International has sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition, of 15,002 shares.

(4) T. Rowe Price Associates, Inc. ("Price Associates"), 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors, for which Price Associates serves as investment adviser, with power to vote or direct the vote of 692,400 shares, and sole power to dispose or to direct the disposition of 2,655,600 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5) See footnotes (5), (6) and (7) for table below.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table states the number of shares of Glenborough's common stock beneficially owned, as of February 28, 2002, by each current Director, each executive officer named in the "Summary Compensation Table" and by all Directors and executive officers as a group.

                                                                                   PERCENTAGE OF SHARES
                                                  AMOUNT AND                          OF COMMON STOCK
                                                   NATURE OF      PERCENTAGE OF       OUTSTANDING AND
NAME AND BUSINESS ADDRESS OF                      BENEFICIAL          SHARES       OPERATING PARTNERSHIP
BENEFICIAL OWNER(4)                             OWNERSHIP(1)(6)   OUTSTANDING(2)         UNITS(3)
----------------------------                    ---------------   --------------   ---------------------
Robert Batinovich(5)(7).......................     2,483,136            8.8%                6.4%
Andrew Batinovich(7)..........................     1,252,309            4.5%                3.2%
Sandra L. Boyle(7)............................       112,441              *                   *
Stephen R. Saul...............................        89,357              *                   *
Daniel Levin..................................        33,333              *                   *
Patrick Foley.................................        32,439              *                   *
Richard A. Magnuson...........................        17,666              *                   *
Laura Wallace.................................        19,166              *                   *
Richard C. Blum...............................         8,666              *                   *
All directors and executive officers as a
  group (10 persons)(7).......................     4,136,524           14.1%               10.4%

---------------

 *  less than 1.0%

(1) Certain of the officers hold or control partnership interests in Glenborough Partners, a California limited partnership ("Partners"), which owns shares of common and preferred stock of the Company. Partners also holds an interest in Glenborough Properties, L.P., a California limited partnership (the "Operating Partnership"), in which Glenborough holds an interest both as general partner and as limited partner. Such officers, through their interest in Partners, share indirectly, with Glenborough, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, Partners holds certain redemption rights under which its interests in the Operating Partnership could at some point be redeemed in exchange for shares of Glenborough's Common Stock. The figures shown include the respective officer's indirect beneficial interest in all of such shares.

(2) In calculating the indicated percentage, the denominator includes the common shares that would be acquired by the person upon the conversion, exercise or redemption, as the case may be, of the following securities beneficially owned by the person, directly or indirectly: (i) Glenborough's Series A Convertible Preferred Stock, (ii) stock options exercisable within 60 days of the Record Date, and (iii) Operating Partnership Units. The denominator excludes the common shares that would be acquired by any other person upon such conversion, exercise or redemption.

(3) In calculating the indicated percentage, the denominator includes all common shares that would be acquired by all persons upon the conversion or redemption, as the case may be, of Glenborough's Series A Convertible Preferred Stock and Operating Partnership Units. The denominator also includes the common shares that would be acquired by the person upon the exercise of stock options exercisable within 60 days of the Record Date, but excludes the common shares that would be acquired by any other person upon the exercise of such stock options.

(4) The business address of such person is 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708.

(5) Excludes (i) 2,437 shares of Glenborough's Common Stock that may be issued upon the redemption of Partners' interest in the Operating Partnership, which represents Angela Batinovich's (the daughter of Robert Batinovich) portion of all shares of Glenborough's Common Stock that may be issued to Partners upon such redemption, (ii) 543 shares of Glenborough's Common Stock which represents Angela Batinovich's portion of all shares of Glenborough's Common Stock that is owned by Partners,

    (iii) 95 shares of Glenborough's Common Stock that would be acquired by a trust as to which Angela Batinovich is sole beneficiary and an independent third party is trustee, which represents such trust's portion of all shares of Glenborough's Common Stock that would be acquired by Partners upon conversion of shares of Glenborough's Series A Convertible Preferred Stock that is owned by Partners, (iv) 7,495 shares of Glenborough's Common Stock which represents such trust's portion of all shares of Glenborough's Common Stock that would be acquired by such trust upon conversion of shares of Glenborough's Series A Convertible Preferred Stock that are owned by such trust, (v) 200 shares of Glenborough's Common Stock owned by such trust,
    (vi) 111,857 shares of the Company's Common Stock held by S.S. Rainbow, a California limited partnership ("S.S. Rainbow") in which Robert Batinovich's adult son, Andrew Batinovich, is general partner, and Angela Batinovich is a limited partner; (vii) 130,715 shares of Glenborough's Common Stock owned by Glenborough Partners, as to which the reporting person does not have a beneficial interest but as to which the reporting person as general partner of Glenborough Partners has sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of such shares;
    (viii) 505,941 shares of Glenborough's Common Stock that may be acquired by Glenborough Partners upon redemption of Operating Partnership Units owned by Glenborough Partners, as to which the reporting person does not have a beneficial interest but as to which the reporting person as general partner of Glenborough Partners would have sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of such Common Stock; and (ix) 17,380 shares of Glenborough's Common Stock that may be acquired by Glenborough Partners upon conversion of shares of Glenborough's Series A Convertible Preferred Stock owned by Glenborough Partners, as to which the reporting person does not have a beneficial interest but as to which the reporting person as general partner of Glenborough Partners would have sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of such Common Stock. Robert Batinovich disclaims beneficial ownership of all shares held by his children as described herein.

(6) Includes shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date, as shown in the following table:

                                  NUMBER
    NAME                         OF SHARES
    ----                         ---------
    Robert Batinovich..........  1,075,000
    Andrew Batinovich..........    926,171
    Sandra L. Boyle............     65,494
    Stephen Saul...............     78,332
    Daniel Levin...............     18,333
    Patrick Foley..............     10,666

                                  NUMBER
    NAME                         OF SHARES
    ----                         ---------
    Richard C. Blum............      3,666
    Richard Magnuson...........     10,666
    Laura Wallace..............     10,666
    All directors and executive
      officers as a group......  2,237,821

(7) In addition to the stock options listed in Note 6, the other components of the amount shown as beneficial ownership are set forth in the table below.

                                                                                         ALL DIRECTORS
                                                                                         AND EXECUTIVE
                                                     ROBERT       ANDREW     SANDRA L.     OFFICERS
                                                   BATINOVICH   BATINOVICH     BOYLE      AS A GROUP
                                                   ----------   ----------   ---------   -------------
The number of shares of Glenborough's Common
Stock owned directly by the officer..............  1,165,435     207,392      46,535       1,535,435
The number of shares of Glenborough's Common
Stock that may be issued upon:
- redemption of the officer's interest in the
  Operating Partnership..........................     69,166          --          --          69,166
- redemption of Partners' interest in the
  Operating Partnership, which represents the
  officer's portion of all shares of
  Glenborough's Common Stock that may be issued
  to Partners upon such redemption...............    131,510       5,460         327         137,750
The number of shares of Glenborough's Common
Stock that represents the officer's portion of
all shares of Glenborough's Common Stock that are
owned by Partners................................     29,283       1,216          73          30,673
Includes the indicated number of shares of
Glenborough's Common Stock beneficially held by
Andrew Batinovich through a family partnership,
in which Andrew Batinovich is sole general
partner and his sister, Angela Batinovich, is a
limited partner..................................         --      56,488          --          56,488
Includes the indicated number of shares of
Glenborough's Common Stock beneficially held by
Angela Batinovich through a family partnership...         --      55,369          --          55,369
The number of shares of Glenborough's Common
Stock that represents the officer's portion of
all shares of Glenborough's Common Stock that
would be acquired by Partners upon conversion of
the shares of Glenborough's Series A Convertible
Preferred Stock that are owned by Partners.......      5,126         213          13           5,370
The number of shares of Glenborough's Common
Stock that would be acquired by the officer upon
conversion of shares of Glenborough's Series A
Convertible Preferred Stock that are owned by the
officer..........................................      7,615          --          --           8,453

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Glenborough's directors and executive officers to file with the Securities and Exchange Commission (SEC) and the New York Stock Exchange reports of ownership and changes in ownership of Glenborough Common Stock and other equity securities of Glenborough. Directors and executive officers are required by SEC regulations to furnish Glenborough with copies of all Section 16(a) reports they file.

     To Glenborough's knowledge, based solely on review of the copies of such reports furnished to Glenborough and written representations by our directors and executive officers that no other reports were required, during 2001 all
Section 16(a) filing requirements applicable to our directors and executive officers were complied with.

                            I. ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     Glenborough's Board of Directors is divided into three classes, with the term of office of each class ending in successive years. The terms of the Directors of Class I expire with this meeting. Each of the two nominees for Class I, if elected, will serve three years until the 2005 Annual Meeting and until a successor has been elected and qualified. The Directors in Class II will continue in office until the 2003 meeting and the Directors in Class III will continue in office until the 2004 meeting.

     The persons named in the accompanying proxy will vote your shares for the election of the individuals named below as nominees for director, unless you direct otherwise. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes. Assuming the presence of a quorum, the vote of a plurality of the votes cast at the Annual Meeting is necessary to elect each director nominee. Abstentions will not be counted as votes cast and will have no effect on the result of the vote.

NOMINEES FOR DIRECTOR

     The following information is given with respect to the nominees for election.

  CLASS I -- NOMINEES TO SERVE THREE YEARS UNTIL 2005 ANNUAL MEETING

     Richard C. Blum was elected a director of Glenborough in January 1998. Mr. Blum is Chairman of Blum Capital Partners, L.P., a merchant banking and long-term strategic equity investment management firm which acts as general partner for various investment partnerships and provides investment advisory services. Mr. Blum also serves as a director of URS Corporation, CBRE Holdings, Inc., Northwest Airlines Corporation, Playtex Products, Inc., Korea First Bank and the CDP-Concord Egyptian Direct Investment Fund Limited. He is also co-Chairman of Newbridge Capital, an investment management firm that invests in Asia and Latin America.

     Richard A. Magnuson has served as a director of Glenborough since January 11, 1996. He is an Executive Managing Director at CB Richard Ellis Investors where he is responsible for the management of their institutional private equity fund business. Before joining CB Richard Ellis Investors in 1999, Mr. Magnuson was employed by Nomura Securities International Inc., where he served as a Deputy Managing Director of their private equity group in London, England.

DIRECTORS CONTINUING IN OFFICE

     The following information is given with respect to the Directors who are not nominees for election at the Annual Meeting.

  CLASS II -- SERVING UNTIL 2003 MEETING

     Robert Batinovich has served as Glenborough's Chairman and Chief Executive Officer since Glenborough began operations on December 31, 1995. Mr. Batinovich also served as Glenborough's President from inception through September 1997. He also was the founder of Glenborough Corporation and certain of its affiliates, and has been engaged in real estate investment and management, and corporate finance, since 1970. He served as President, Chief Executive Officer and Chairman of Glenborough Corporation from its formation in 1978 until its consolidation and merger with Glenborough (the "Consolidation") on December 31, 1995. Mr. Batinovich served as a member of the California Public Utilities Commission from 1975 to 1979, serving as its President the last three years. Mr. Batinovich's business background includes seven years as an executive with Norris Industries, and managing and/or owning manufacturing, vending and service companies and a national bank, and providing investment consulting to businesses and individuals. He has served on a number of governmental commissions and participated in a variety of policy research efforts sponsored by government bodies and universities.

     Patrick Foley has served as director of Glenborough since January 11, 1996. He is a private business consultant, having retired in December 1999 after eleven years as Chairman and Chief Executive Officer of DHL Corporation, Inc., and its major subsidiary, DHL Airways. Prior to joining DHL, Mr. Foley was associated with the Hyatt Hotels Corporation ("Hyatt") for 26 years in a variety of capacities, including management positions in four cities, from 1962 to 1972; as Executive Vice President for Operations, from 1972 to 1978; as President, from 1978 to 1984; as Chairman from 1984 to 1988; as Vice Chairman and later Chief Executive Officer of Braniff Airlines, a Hyatt subsidiary, from 1984 to 1988. Mr. Foley currently is a member of the boards of directors of Continental Airlines, Inc., Foundation Health Systems, Inc., Del Monte Foods Company and Flextronics International Ltd.

  CLASS III -- SERVING UNTIL 2004 MEETING

     Andrew Batinovich has served as a director, President and Chief Operating Officer of Glenborough since September 1997. Previously he was director, Executive Vice President, Chief Operating Officer and Chief Financial Officer, positions he held since Glenborough became a public company on December 31, 1995. Prior to that date he served as a director of Glenborough Corporation (which merged into Glenborough), was employed by Glenborough Corporation beginning in 1983, and functioned as its Chief Operating Officer and Chief Financial Officer beginning in 1987. Mr. Batinovich is a Member of the National Advisory Council of Building Owners and Managers Association ("BOMA") International. Prior to joining Glenborough, Mr. Batinovich was a lending officer with the International Banking Group and the Corporate Real Estate Division of Security Pacific National Bank.

     Laura Wallace has served as a director of Glenborough since January 11, 1996. She is also Chief Investment Officer of the Public Employees Retirement System of Nevada, a position she has held since 1985. The Public Employees Retirement System comprises 89,000 members and 24,000 benefit recipients, with an investment portfolio of $13.2 billion. Prior to joining the Public Employees Retirement System, Ms. Wallace served from 1977 to 1980 as Manager of the Beaverton, Oregon office of Safeco Title Insurance Company, and from 1975 to 1977 as Senior Assistant Manager of the Beaverton office of Household Finance Corporation. Ms. Wallace is a member of the National Association of State Investment Officers, of which she is past chairman; served as executive board member of the National Conference of Public Employee Retirement Systems (1996-2001); has served on the Editorial Board of the Institutional Real Estate Letter; serves as guest lecturer at the University of Nevada and the Hugh O'Brian Youth Foundation.

BOARD MEETINGS AND COMMITTEES

     During 2001, the Board held four meetings. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. All directors attended at least 75% of the meetings of the Board and Board committees on which they served during 2001.

     The Audit Committee. The Audit Committee, which consists of Laura Wallace, Richard A. Magnuson and Patrick Foley, all of whom are independent in accordance with applicable rules of the New York Stock Exchange, met twice in 2001. In addition, Laura Wallace, the Chairman of the Committee, held a number of informal meetings and discussions with representatives of the independent auditors from time to time during the year. The Audit Committee, which has a written charter, (i) reviews with Glenborough's independent accountants the annual reports received from such auditors; (ii) reviews with the independent auditors the scope of the succeeding annual audit; (iii) nominates the independent auditors to be selected each year by the Board; (iv) reviews consulting services rendered by Glenborough's independent auditors and evaluates the possible effect on the auditors' independence of performing such services;
(v) ascertains the existence of adequate internal accounting and control systems; and (vi) reviews with management and Glenborough's independent auditors current and emerging accounting and financial reporting requirements and practices affecting Glenborough.

     The Compensation Committee. The Compensation Committee, which consists of Patrick Foley, Laura Wallace and Richard C. Blum, met three times in 2001. The Compensation Committee (i) reviews Glenborough's compensation philosophy and programs and determines compensation for Glenborough's executive officers; (ii) administers Glenborough's 1996 Stock Incentive Plan;
(iii) takes all independent action required under the federal securities laws and the Internal Revenue Code on all matters pertaining to compensation programs and policies, including employee incentive and benefits programs; and (iv) reports to the Board concerning its actions.

     Messrs. Foley and Blum and Ms. Wallace, each of whom is an independent non-employee director, served on the Compensation Committee during 2001. No interlocking relationship presently exists between any member of the Compensation Committee and any member of the board of directors or compensation committee of any other corporation.

     The Nominating Committee. The Nominating Committee, which consists of Richard Magnuson, Laura Wallace and Patrick Foley, met once during 2001. Each member of the Committee is an independent non-employee director. The Nominating Committee considers and makes recommendations to the Board with respect to the nomination of directors of Glenborough.

COMPENSATION OF DIRECTORS

     Annual retainer. Independent, non-employee directors are each paid $20,000 annually, plus $500 for each committee meeting attended, except that the chairman of each committee receives $1,000 for each meeting attended. Glenborough also reimburses these directors for travel expenses incurred in connection with their activities on Glenborough's behalf.

     Stock options. On October 25, 2001, each independent non-employee director was granted an option to purchase 9,500 shares of Glenborough Common Stock at an option price equal to 100% of the fair market value on that date. The options expire ten years from the date of grant. One-third of the shares subject to the option become exercisable on October 25, 2004, and an additional one-third become exercisable on October 25 of each of the two succeeding years.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following committee reports and Performance Graph shall not be deemed to be filed with the Securities and Exchange Commission nor incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, which is composed of independent, non-employee directors and has the principal responsibilities described above, has furnished the following report on executive compensation.

  EXECUTIVE COMPENSATION PHILOSOPHY

     The Compensation Committee believes that the primary goal of Glenborough's executive compensation program should be related to creating stockholder value. The executive compensation policies of the Compensation Committee are designed to provide incentives to create stockholder value by attracting, retaining and motivating executive talent that contributes to Glenborough's long-term success, by rewarding the achievement of Glenborough's short-term and long-term strategic goals, by linking executive officer compensation and stockholder interests through grants of awards under the Stock Incentive Plan and by recognizing individual contributions to Company performance. The Committee evaluates the performance of Glenborough and compares it to real estate investment trusts and real estate companies of similar size engaged in activities similar to those of Glenborough. The compensation of Glenborough's named executive officers in 2001 consisted of base salaries, bonuses, stock options and certain benefits.

     The Compensation Committee reviews the available competitive data, evaluates the particular needs of Glenborough, and evaluates each executive's performance to arrive at a decision regarding compensation programs. The Compensation Committee has retained the services of an independent compensation consultant (the Compensation Consultant) to assist the Compensation Committee in its evaluation of the key elements of Glenborough's compensation program. The Compensation Consultant provides advice to the

Compensation Committee with respect to competitive compensation in the market in which Glenborough competes for executive talent and the reasonableness of the current and proposed compensation levels.

  2001 EXECUTIVE COMPENSATION

     For services performed in 2001, executive compensation consisted of base salary, bonuses, grants of stock options under the Stock Incentive Plan, and certain benefits.

     Base Salary and Bonuses. Base salaries and bonuses for Glenborough's executive officers (other than the Chief Executive Officer and the President and Chief Operating Officer) are determined primarily on the basis of the executive officer's responsibility, qualification and experience, as well as the general salary practices of peer companies among which Glenborough competes for executive talent. The Committee reviews the base salaries of these executive officers annually in accordance with certain criteria determined primarily on the basis of growth in revenues and funds from operations per share of Common Stock and on the basis of certain other factors which include (i) individual performance, (ii) the functions performed by the executive officer and (iii) changes in the compensation peer group in which Glenborough competes for executive talent. The weight that the Compensation Committee places on such factors may vary from individual to individual and necessarily involves subjective determinations of individual performance.

     Employment Agreements. Glenborough has entered into employment agreements with Robert Batinovich, Glenborough's Chief Executive Officer, and Andrew Batinovich, Glenborough's President and Chief Operating Officer. Pursuant to the terms of those employment agreements, Robert Batinovich receives an aggregate annual base salary of $480,000, which has remained unchanged since 1998; and Andrew Batinovich receives $350,000, after having received $325,000 in 1999 and 2000 and $300,000 in 1998. Each is entitled to received stock options, and is eligible to participate in Glenborough's employee benefit plans and executive compensation programs, all as determined by the Compensation Committee. Also, under the employment agreements, each of Robert Batinovich and Andrew Batinovich is entitled to annual contingent bonuses based on the attainment of certain criteria tied to Glenborough's performance. Each agreement contained an original termination date of December 31, 2002, subject to extension in one-year increments. In July of 2000, the termination date was extended to July 13, 2006, the 70th birthday of Robert Batinovich. The employment agreements also provide for certain payments of base salary, compensation and benefits upon termination without cause and upon a change of control of Glenborough.

     Long-Term Incentive Compensation Awards. The Stock Incentive Plan provides for grants to key executives and employees of Glenborough of (i) shares of Common Stock of Glenborough, (ii) options or stock appreciation rights ("SARs") or similar rights, or (iii) any other security with the value derived from the value of the Common Stock of Glenborough or other securities issued by a related entity. The Compensation Committee may make grants under the Stock Incentive Plan based on a number of factors, including (a) the executive officer's or key employee's position in Glenborough, (b) his or her performance and responsibilities, (c) the extent to which he or she already holds an equity stake in Glenborough, and (d) contributions and anticipated contributions to the success of Glenborough's financial performance. In addition, the size, frequency, and type of long-term incentive grants are generally determined on the basis of past granting practices, fair market value of Glenborough's stock, tax consequences of the grant to the individual and Glenborough, accounting impact, and the number of shares available for issuance. However, the plan does not provide any formulaic method for weighing these factors, and a decision to grant an award is based primarily upon the Compensation Committee's evaluation of the past as well as the future anticipated performance and responsibilities of each individual. The Compensation Committee may also consult with the Compensation Consultant with respect to long-term incentives and other compensation awards.

  DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under Glenborough's Stock Incentive Plan are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation. In addition, the

Committee believes that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation.

  CHIEF EXECUTIVE OFFICER COMPENSATION

     Salary, Insurance and Bonus. The compensation of Robert Batinovich, Glenborough's Chief Executive Officer, for fiscal 2001 was determined pursuant to the terms of an employment agreement originally entered into January 1, 1996, and subsequently extended. In 2001, Mr. Batinovich received an annual base salary of $480,000 and an aggregate of approximately $26,503 in health insurance and other benefits. Mr. Batinovich was entitled to receive a bonus equal to 100% of his base salary, based on the Company's attainment of certain performance thresholds set forth in the employment agreements, but he elected to waive all but $100,000 of the bonus.

     Long-Term Incentive Awards. Consistent with the Compensation Committee's policy with respect to long-term incentive compensation awards described above, Mr. Batinovich was granted options to purchase 75,000 shares of Common Stock, with an exercise price of $17.43 per share.

                                          COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Patrick Foley
                                          Laura Wallace
                                          Richard C. Blum

REPORT OF AUDIT COMMITTEE

     The Audit Committee, which is composed of independent, non-employee directors and has the principal responsibilities described above under "Board meetings and committees", has furnished the following report.

     We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2001.

     We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence. We have considered whether the provision by the independent auditors of non-audit services is consistent with the independent auditors maintaining their independence.

     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                                          AUDIT COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Laura Wallace
                                          Richard Magnuson
                                          Patrick Foley

PERFORMANCE GRAPH

     The graph below compares the yearly percentage change in the cumulative total stockholder return for Glenborough's Common Stock (GLB) from December 31, 1996 through December 31, 2001 to: (i) the cumulative total return on the Russell 2000 Index (Russell 2000), and (ii) the following five other real estate investment trusts used by Glenborough as its peer group in the Company's Proxy statement for its 2001 annual meeting of stockholders (the "2001 Peer Group"):
Colonial Properties Trust, Cousins Properties Incorporated, Vornado Realty Trust, Highwoods Properties, Inc. and Brandywine Realty Trust, and (iii) the following five other REITs selected by the Company which the Company believes are comparable in size and engaged in activities similar to those of the Company (the "2002 Peer Group"): Brandywine Realty Trust, Highwoods Properties, Inc., Prentiss Properties Trust, Mack-Cali Realty Corporation and Kilroy Realty Corporation. The graph assumes that the value of the investment in Glenborough's common stock was $100 at December 31, 1996 and that all dividends were reinvested.

     Beginning with the annual meeting proxy statement relating to the 2003 Annual Meeting of Stockholders, the Company will discontinue using the 2001 Peer Group as a comparable index for stock price performance, and will use only the Russell 2000 Index and the 2002 Peer Group. The 2002 Peer Group includes two of the same companies as the 2001 Peer Group; the real estate portfolios of the remaining companies in the 2001 Peer Group all include a significant retail and/or multifamily component, unlike Glenborough, whose portfolio is now focused on office and industrial properties.

     TOTAL STOCKHOLDER RETURN SHOWN ON THE FOLLOWING GRAPH IS NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS BEFORE CONSIDERATION OF INCOME TAXES.

                            TOTAL RETURN PERFORMANCE
                              [PERFORMANCE GRAPH]

                                            GLENBOROUGH         RUSSELL 2000 INDEX      2001 PEER GROUP        2002 PEER GROUP
                                            -----------         ------------------      ---------------        ---------------
Dec-96                                        100.000                100.000                100.000                100.000
Dec-97                                        178.204                120.521                136.868                120.005
Dec-98                                        133.461                116.367                104.340                 89.136
Dec-99                                         97.428                139.199                100.121                 80.726
Dec-00                                        139.702                133.347                116.945                 93.096
Dec-01                                        170.944                134.718                121.775                 96.180

Sources: Bloomberg and FactSet Research Systems, Inc.

EXECUTIVE OFFICERS

     The following table sets forth certain information as of the Record Date with respect to the directors and executive officers.

                                              TERM
NAME                                   AGE   EXPIRES                 PRINCIPAL POSITION
----                                   ---   -------                 ------------------
Robert Batinovich....................  65     2003     Chairman and Chief Executive Officer
Andrew Batinovich....................  43     2004     Director, President and Chief Operating Officer
Sandra L. Boyle......................  53       --     Executive Vice President
Stephen R. Saul......................  48       --     Executive Vice President and Chief Financial
                                                       Officer
Frank E. Austin......................  54       --     Senior Vice President, General Counsel and
                                                       Secretary
Daniel Levin.........................  53       --     Senior Vice President, Development
Richard C. Blum......................  66     2002     Director
Patrick Foley........................  70     2003     Director
Richard A. Magnuson..................  44     2002     Director
Laura Wallace........................  48     2004     Director

     Biographical information concerning directors is set forth above under the caption "I. Election of Directors." Biographical information concerning the executive officers is set forth below.

     Sandra L. Boyle has served as Executive Vice President of Glenborough since September 1997, prior to which she served as Senior Vice President of Glenborough since it began operations on December 31, 1995. Ms. Boyle has been associated with Glenborough Corporation or its affiliated entities since 1984. She was originally responsible for residential marketing. Her responsibilities were gradually expanded to include residential leasing and management in 1985, and commercial leasing and management in 1987. She was elected Vice President of Glenborough Corporation in 1989. She currently supervises leasing and asset management for Glenborough. Ms. Boyle holds a California real estate broker's license and a CPM designation, is a past President of BOMA San Francisco, and is Chair of the National Advisory Council of BOMA International.

     Stephen R. Saul has served as Vice President of Glenborough since May 1996 and became Glenborough's Executive Vice President and Chief Financial Officer in September 1997. He has served as Manager of Real Estate Finance since joining Glenborough Corporation in April 1995. From 1991 to 1995, Mr. Saul served as President of KSA Financial Corporation, a company which was based in Sacramento, California and which originated equity and debt financing for real estate projects in Northern California; he also served five years with Security Pacific National Bank and five years with the development company of Harrington and Kulakoff. Mr. Saul has a B.A. in Architecture and Urban Studies from Stanford University and an M.B.A. from Harvard University.

     Frank E. Austin has served as Senior Vice President, General Counsel and Secretary of Glenborough since Glenborough began operations on December 31, 1995. Mr. Austin also served as a Vice President of Glenborough Corporation from 1985 until the completion of the Consolidation. He is a member of the State Bar of California. Prior to joining Glenborough, Mr. Austin served for three years as committee counsel in the California State Senate, three years with the law firm of Neumiller & Beardslee, and four years at State Savings and Loan Association and American Savings and Loan Association.

     Daniel Levin serves as Senior Vice President-Development of Glenborough. For the ten years prior to joining Glenborough in March 1998, Mr. Levin had managed his own real estate development company, which he had formed after eight years as an Operating Partner at Lincoln Property Company. His previous experience includes investment and lending activities with a private investment firm in Palo Alto and Citibank. Mr. Levin is a past President of the San Mateo County Council of the Boy Scouts of America and the San Mateo County Economic Development Association. He has a B.A. from Harvard University and an M.B.A. from the University of Chicago.

SUMMARY COMPENSATION TABLE

     The following table reflects all compensation received by those persons who were, as of December 31, 2001, the chief executive officer and the four other most highly compensated executive officers of Glenborough (collectively, the Named Officers).

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION       LONG TERM COMPENSATION
                                            --------------------   -----------------------------
                                                                   RESTRICTED      SECURITIES       ALL OTHER
                                                                      STOCK        UNDERLYING        COMPEN-
NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)   AWARD(S)($)   OPTIONS/SARS(#)   SATION($)(4)
---------------------------          ----   ---------   --------   -----------   ---------------   ------------
Robert Batinovich..................  2001    480,000    100,000           --          75,000(1)       26,503
  Chairman and                       2000    480,000         --           --          50,000(2)       24,776
  Chief Executive Officer            1999    480,000         --           --         150,000(3)       26,085
Andrew Batinovich..................  2001    350,000    250,000                       75,000(1)       12,632
  Director, President and            2000    325,000    308,000           --         100,000(2)       12,496
  Chief Operating Officer            1999    325,000         --           --         150,000(3)       12,724
Sandra L. Boyle....................  2001    230,000     50,000           --          20,000(1)       13,283
  Executive Vice President           2000    230,000     75,000           --              --          14,528
                                     1999    230,000     92,000      200,063(5)       50,000(3)       15,892
Stephen R. Saul....................  2001    200,000    100,000           --          50,000(1)       12,625
  Executive Vice President           2000    200,000     75,000           --              --          12,443
  and Chief Financial Officer        1999    200,000     75,000      125,039(6)       50,000(3)       12,683
Daniel Levin.......................  2001    250,000     40,000           --              --          12,339
  Senior Vice President              2000    208,000     80,000       80,625(7)       50,000(2)       12,128
                                     1999    208,000     83,000           --          30,000(3)       12,382

---------------

(1) Represents stock options granted in October 2001 at an exercise price of $17.43

(2) Represents stock options granted in December 2000 at an exercise price of $16.125

(3) Represents stock options granted in November 1999 at an exercise price of $12.00.

(4) Amounts shown comprise the components as shown in the following table:

                                                                          CONTRIBUTIONS BY
                                                                           GLENBOROUGH TO
                                         HEALTH AND LIFE INSURANCE      DEFINED CONTRIBUTION
                                        PREMIUMS PAID BY GLENBOROUGH       RETIREMENT PLAN
                                       ------------------------------   ---------------------
                                         1999       2000       2001     1999    2000    2001
                                       --------   --------   --------   -----   -----   -----
Robert Batinovich....................   18,085     16,776     18,503    8,000   8,000   8,000
Andrew Batinovich....................    4,724      4,496      4,632    8,000   8,000   8,000
Sandra L. Boyle......................    5,492      4,128      5,283    8,000   8,000   8,000
Stephen R. Saul......................    4,683      4,443      4,625    8,000   8,000   8,000
Daniel Levin.........................    4,382      4,128      4,339    8,000   8,000   8,000

---------------

(5) Represents the fair market value of 11,000 shares of restricted stock on the date of grant (May 18, 1999), based upon the closing price of Glenborough's Common Stock of $18.1875 on that date. Dividends are paid on the restricted stock. Ten percent of the restricted stock vests one year after grant and an additional ten percent vests in each of the next nine years thereafter. At December 31, 2001, the officer held a total of 16,000 shares of restricted stock with an aggregate fair market value of $310,400, based on the closing price of Glenborough's Common Stock of $19.40 per share.

(6) Represents the fair market value of 6,875 shares of restricted stock on the date of grant (May 18, 1999), based upon the closing price of Glenborough's Common Stock of $18.1875 on that date. At December 31, 2001, the aggregate fair market value of the restricted stock was $133,375, based on the closing price of Glenborough's Common Stock of $19.40 per share. Dividends are paid on the restricted stock.

    Twenty percent of the restricted stock vests two years after grant and an additional ten percent vests in each of the next eight years thereafter.

(7) Represents the fair market value of 5,000 shares of restricted stock on the date of grant (October 24, 2000), based upon the closing price of Glenborough's Common Stock of $16.125 on that date. At December 31, 2001, the aggregate fair market value of the restricted stock was $97,000, based on the closing price of Glenborough's Common Stock of $19.40 per share. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests three years after grant and an additional twenty percent vests in each of the next four years thereafter.

OPTION GRANTS

     The following table summarizes options granted during fiscal 2001 to the Named Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF STOCK
                                                                                      PRICE APPRECIATION FOR
                                         INDIVIDUAL OPTION GRANTS                         OPTION TERM(1)
                       ------------------------------------------------------------   -----------------------
                                NUMBER OF      % OF TOTAL
                                SECURITIES    OPTIONS/SARS   EXERCISE
                                UNDERLYING     GRANTED TO    PRICE PER
                       GRANT   OPTIONS/SARS   EMPLOYEES IN     SHARE     EXPIRATION
NAME                   DATE     GRANTED(2)    FISCAL YEAR     ($/SH)        DATE        5%($)       10%($)
----                   -----   ------------   ------------   ---------   ----------   ---------   -----------
Robert Batinovich....  10/25      75,000          11.7%        17.43      10/25/11     822,123     2,083,420
Andrew Batinovich....  10/25      75,000          11.7%        17.43      10/25/11     822,123     2,083,420
Sandra L. Boyle......  10/25      20,000           3.1%        17.43      10/25/11     219,233       555,579
Stephen R. Saul......  10/25      50,000           7.8%        17.43      10/25/11     548,082     1,388,947
Daniel Levin.........     NA          NA            NA            NA            NA          NA            NA

---------------

(1) Potential realizable value is determined by applying an amount equal to the fair market value on the date of grant to the stated annual appreciation rate compounded annually for the remaining term of the option, subtracting the exercise price at the end of the period and multiplying the remaining number by the number of shares subject to the option. Actual gains, if any, on stock option exercise and Common Stock holdings are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. The amounts reflected in this table do not represent our estimate or projections of Glenborough's future stock prices.

(2) Reflects options that have a ten year term.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The Named Officers did not exercise any options in 2001. The following table summarizes the value of outstanding options at December 31, 2001, for the Named Officers.

                             YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                    OPTIONS AT YEAR-END             AT YEAR-END(1)
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
Robert Batinovich.............................   1,075,000             0       1,421,500             0
Andrew Batinovich.............................     926,171        28,829       2,558,402       126,848
Sandra L. Boyle...............................      82,160        97,840         360,172       379,228
Stephen R. Saul...............................      78,332       106,668         299,328       345,172
Daniel Levin..................................      18,333        86,667               0       385,750

---------------

(1) Based on the closing price of Glenborough's Common Stock as reported on the New York Stock Exchange on December 31, 2001 of $19.40 per share, minus the applicable exercise prices per share, multiplied by the number of shares underlying the options.

RETIREMENT AGREEMENTS

     In 2000 the Company entered into contracts with each of Robert Batinovich, Andrew Batinovich, Sandra Boyle and Dan Levin that provide supplemental retirement benefits. Except as described below, all of the contracts provide an annual benefit equal to 3% of the executive's highest average base salary and bonus for 3 out of the last 10 years of employment with the Company (high 3), multiplied by the employee's number of years of service with the Company, with the annual annuity benefit not to exceed 100% of such high 3 (66% in the case of Robert Batinovich). The benefits are not subject to any deduction for Social security or other offset amounts. The supplemental retirement benefits fully vest upon a change of control. Robert Batinovich's benefits vest immediately. For other executives, if an executive is over age 50 at the time his or her contract is entered into, the benefit vests at the rate of 20% a year (10% if the executive is under age 50). Benefits under each of the contracts commence at the later of age 65 or 5 years of participation under the contract. If benefits commence after age 65, the amount of such benefits will be increased using an interest rate of 6% per year between age 65 and the date benefits commence. Benefits are payable for the executive's life with a 50% survivor annuity payable to his or her surviving spouse for life, except that Robert Batinovich's benefits are payable in the form of a life annuity with a 10-year certain feature. Mr. Levin's contract also provides for a minimum benefit of $150,000 a year with 8 year vesting at 12.5% a year. Robert Batinovich has 23 years of service. Andrew Batinovich has 19 years of service. Sandra Boyle has 18 years of service. Daniel Levin has 4 years of service.

     The table below shows the estimated annual benefits payable upon age 65 retirement:

                                                     YEARS OF SERVICE
       HIGH-3 YEAR          -------------------------------------------------------------------
      SALARY & BONUS           5        10        15        20        25        30        35
      --------------        -------   -------   -------   -------   -------   -------   -------
 250,000..................   37,500    75,000   112,500   150,000   187,500   225,000   250,000
 300,000..................   45,000    90,000   135,000   180,000   225,000   270,000   300,000
 350,000..................   52,500   105,000   157,500   210,000   262,500   315,000   350,000
 400,000..................   60,000   120,000   180,000   240,000   300,000   360,000   400,000
 450,000..................   67,500   135,000   202,500   270,000   337,500   405,000   450,000
 500,000..................   75,000   150,000   225,000   300,000   375,000   450,000   500,000
 550,000..................   82,500   165,000   247,500   330,000   412,500   495,000   550,000
 600,000..................   90,000   180,000   270,000   360,000   450,000   540,000   600,000
 650,000..................   97,500   195,000   292,500   390,000   487,500   585,000   650,000
 700,000..................  105,000   210,000   315,000   420,000   525,000   630,000   700,000

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

     Robert Batinovich, Glenborough's Chairman and Chief Executive Officer, is the father of Andrew Batinovich, Glenborough's director, President and Chief Operating Officer. There are no other family relationships among any directors and executive officers of Glenborough.

INDEPENDENT AUDITORS

  GENERAL

     Arthur Andersen LLP (Andersen) served as Glenborough's independent public accountants for 2001. A representative of Andersen is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders. The Board has not yet selected independent auditors for 2002.

     During the fiscal year ending December 31, 2001, Andersen also rendered certain non-audit services to Glenborough. These services related exclusively to preparation of income tax returns and tax advice, including ensuring that the Company is in compliance with legal requirements to maintain its status under the Internal Revenue Code as a Real Estate Investment Trust.

  FEES

     The amounts of the aggregate fees billed by Arthur Andersen LLP for services rendered during the fiscal year ended December 31, 2001 were as follows:

- Audit:....................................................               $  190,000
- All other Fees:
  - Audit-related fees*.....................................  $   83,287
  - Tax advisory fees.......................................  $1,690,000
  - Other fees..............................................  $        0
                                                              ----------
  - Total all other fees....................................               $1,773,287
                                                                           ----------
Total Fees..................................................               $1,963,287

---------------

* In connection with certain acquisitions and dispositions, the Company was required by law to prepare and file certain reports on Form 8-K and obtain acquisition audits under Rule 3-14 of Regulation S-X. The audit-related fees relate to work performed by Arthur Andersen in connection with such reports and audits.

     The Board recognized that the Company's policy is generally not to use Andersen for consulting services, except with regard to tax matters, and the only recent exception to this policy was the retention of Andersen in 2000 to advise the Company with regard to the outsourcing of maintenance and administration of the Company's computerized information system network. The Company paid Andersen a total of $70,346 in fees for this advice, and these functions were outsourced to a third party not associated with Andersen.

                 II.  OTHER MATTERS TO COME BEFORE THE MEETING

     No other matters are intended to be brought before the meeting by Glenborough nor does Glenborough know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. BY RETURNING YOUR PROXY PROMPTLY YOU CAN HELP GLENBOROUGH AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM SO THAT THE MEETING CAN BE HELD. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR PROXY IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

                                            By Order of the Board of Directors

                                                  /s/ Robert Batinovich

                                                    Robert Batinovich
                                           Chairman and Chief Executive Officer

San Mateo, California
April 10, 2002

                                                   APPENDIX A TO PROXY STATEMENT

                                  GLENBOROUGH
                           REALTY TRUST INCORPORATED

                           2001 FINANCIAL INFORMATION

                                     INDEX

                                                              PAGE
                                                              ----
Selected Financial Data.....................................   A-2
Funds from Operations.......................................   A-5
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   A-8
Report of Independent Public Accountants....................  A-19
  Consolidated Balance Sheets...............................  A-20
  Consolidated Statements of Income.........................  A-21
  Consolidated Statements of Stockholders' Equity...........  A-22
  Consolidated Statements of Cash Flows.....................  A-23
  Notes to Consolidated Financial Statements................  A-24

                            SELECTED FINANCIAL DATA

     Set forth below is selected financial data for the Company. Consolidated balance sheet and operating data is presented as of and for each of the five years ending December 31, 2001.

     This selected financial data should be read in conjunction with the financial statements of the Company, including the notes thereto.

                                       2001         2000         1999         1998        1997
                                    ----------   ----------   ----------   ----------   --------
OPERATING DATA:
Rental revenue....................  $  188,683   $  242,582   $  255,339   $  227,956   $ 61,393
Fees and reimbursements...........       6,628        3,713        3,312        2,802        719
Interest and other income.........       4,920        8,311        6,404        4,607      1,802
Equity in earnings of Associated
  Companies.......................          --        1,455        1,222        1,314      2,743
Equity in earnings (losses) of
  unconsolidated operating joint
  ventures........................         246         (386)        (310)          --         --
Total revenue.....................     200,477      255,675      265,967      236,679     66,657
Property operating expenses.......      56,857       82,906       88,037       74,079     18,958
General and administrative........      10,458       13,353        9,688       11,038      3,319
Depreciation and amortization.....      47,892       59,490       58,295       50,194     14,873
Interest expense..................      37,802       63,281       64,782       53,289      9,668
Income from operations before
  minority interest and
  extraordinary items.............      48,352       48,936       52,949       48,552     21,330
Net income allocable to common
  shareholders(1).................      24,311       18,156       28,006       23,982     19,368
Diluted amounts per common
  share(2):
  Net income before extraordinary
     items........................  $     0.94   $     0.85   $     0.86   $     0.79   $   1.09
  Net income......................        0.89         0.62         0.89         0.75       1.05
  Distributions(3)................        1.69         1.68         1.68         1.68       1.38
BALANCE SHEET DATA:
Rental properties, gross..........  $1,338,022   $1,208,566   $1,756,061   $1,825,308   $866,431
Accumulated depreciation..........    (146,198)    (115,061)    (114,170)     (82,869)   (41,213)
Rental properties, net............   1,191,824    1,093,505    1,641,891    1,742,439    825,218
Investments in development........      98,105       86,286       38,773       35,131      7,251
Investments in operating joint
  ventures........................       8,089        9,119        5,679           --         --
Mortgage loans receivable.........      39,061       37,250       37,582       42,420      3,692
Total assets......................   1,388,403    1,371,158    1,794,604    1,879,016    865,774
Total debt........................     653,014      606,677      897,358      922,097    228,299
Stockholders' equity..............     646,150      668,856      784,334      828,533    580,123
OTHER DATA:
EBIDA(4)..........................  $  133,162   $  159,416   $  168,242   $  151,562   $ 44,380
Cash flow provided by (used for):
  Operating activities............      79,719       86,054       91,667       76,421     24,359
  Investing activities............     (74,372)     356,325       83,807     (613,840)  (569,242)
  Financing activities............    (103,132)    (346,666)    (173,349)     536,706    548,598
FFO(5)............................      72,784       71,860       84,047       79,920     36,087
CAD(6)............................      58,294       51,756       66,576       68,357     32,335
Debt to total market
  capitalization(7)...............        43.9%        43.9%        54.7%        47.5%      18.5%

---------------

(1) Net income allocable to common shareholders includes certain non-recurring items described in (4) below.

(2) Diluted amounts include the effects of all classes of securities outstanding at year-end, including units of Operating Partnership interests and options to purchase stock of the Company.

(3) Historical distributions per common share for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 consist of distributions declared for the periods then ended.

(4) EBIDA is computed as income (loss) before minority interests and extraordinary items plus interest expense, depreciation and amortization, gains (losses) on disposal of properties and loss provisions. The Company believes that in addition to net income and cash flows, EBIDA is a useful measure of the financial performance of an equity REIT because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions, developments and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect a REITs results of operations and liquidity and should be considered in evaluating a REITs operating performance. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles and does not necessarily indicate that cash flows will be sufficient to fund all of the Company's cash needs. It should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. Further, EBIDA as disclosed by other REITs may not be comparable to the Company's calculation of EBIDA. The following table reconciles net income (loss) of the Company to EBIDA for the periods presented (in thousands):

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------
                                             2001       2000       1999       1998      1997
                                           --------   --------   --------   --------   -------
    Net income...........................  $ 43,875   $ 38,869   $ 50,286   $ 44,602   $19,368
    Extraordinary item...................     1,732      7,910       (984)     1,400       843
    Minority interest....................     2,745      2,157      3,647      2,550     1,119
    Interest expense.....................    37,802     63,281     64,782     53,289     9,668
    Depreciation and amortization........    47,892     59,490     58,295     50,194    14,873
    Net gain on sales of real estate
      assets.............................      (884)   (21,495)    (9,013)    (4,796)   (1,491)
    Loss on sale of mortgage loan
      receivable.........................        --         --      1,229         --        --
    Loss on interest rate protection
      agreement..........................        --         --         --      4,323        --
    Loss provisions......................        --      9,204         --         --        --
                                           --------   --------   --------   --------   -------
    EBIDA................................  $133,162   $159,416   $168,242   $151,562   $44,380
                                           ========   ========   ========   ========   =======

(5) In October 1999, the Board of Governors of NAREIT issued 'White Paper on FFO-October 1999' to clarify its definition of Funds from Operations ("FFO"). The clarification is effective January 1, 2000 and requires restatement for all periods presented in financial statements or tables. FFO, as clarified by NAREIT, represents "net income excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis." The Company believes that FFO is helpful to investors as a measure of performance of an equity REIT because, along with cash flow from operating activities, FFO provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes FFO in accordance with the clarified definition except that we eliminate straight-line rent from the calculation, which may not be comparable to FFO reported by other REITs that interpret the clarified definition differently than we do. FFO does not represent net income or cash flows from operations as defined by GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's operating performance or as an alternative to cash flows from operating, investing and financing activities (determined in accordance with GAAP) as a measure of liquidity. FFO does not necessarily indicate that cash flows will be sufficient to fund all of the Company's cash needs including principal amortization, capital improvements and distributions to stockholders. Further, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

(6) Cash available for distribution ("CAD") represents net income (loss) before minority interests and extraordinary items, adjusted for depreciation and amortization including amortization of deferred financing costs and gains (losses) from the disposal of properties, less lease commissions and recurring capital expenditures, consisting of tenant improvements and normal expenditures intended to extend the useful life of the property such as roof and parking lot repairs. CAD should not be considered an alternative to net income (computed in accordance with GAAP) as a measure of the Company's financial performance or as an alternative to cash flow from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's cash needs. Further, CAD as disclosed by other REITs may not be comparable to the Company's calculation of CAD.

(7) Debt to total market capitalization is calculated as total debt at period end divided by total debt plus the market value of the Company's outstanding common stock and convertible units, based upon the closing prices of the Common Stock of $19.40, $17.375, $13.375, $20.375 and $29.625 on December
    31, 2001, 2000, 1999, 1998 and 1997, respectively, plus the liquidation value of the Company's outstanding Preferred Stock based on the liquidation preference per share of $25.00 on December 31, 2001, 2000, 1999 and 1998.

                             FUNDS FROM OPERATIONS

     In October 1999, the Board of Governors of NAREIT issued "White Paper on FFO-October 1999' to clarify its definition of Funds from Operations ("FFO"). The clarification is effective January 1, 2000 and requires restatement for all periods presented in financial statements or tables. FFO, as clarified by NAREIT, represents "net income excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis." The Company believes that FFO is helpful to investors as a measure of performance of an equity REIT because, along with cash flow from operating activities, FFO provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes FFO in accordance with the clarified definition except that we eliminate straight-line rent from the calculation, which may not be comparable to FFO reported by other REITs that interpret the clarified definition differently than we do. FFO does not represent net income or cash flows from operations as defined by GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's operating performance or as an alternative to cash flows from operating, investing and financing activities (determined in accordance with GAAP) as a measure of liquidity. FFO does not necessarily indicate that cash flows will be sufficient to fund all of the Company's cash needs including principal amortization, capital improvements and distributions to stockholders. Further, FFO as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

     Cash available for distribution ("CAD") represents net income (loss) before minority interests and extraordinary items, adjusted for depreciation and amortization including amortization of deferred financing costs and gains (losses) from the disposal of properties, less lease commissions and recurring capital expenditures, consisting of tenant improvements and normal expenditures intended to extend the useful life of the property such as roof and parking lot repairs. CAD should not be considered an alternative to net income (computed in accordance with GAAP) as a measure of the Company's financial performance or as an alternative to cash flow from operating activities (computed in accordance with GAAP) as a measure of the Company's liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of the Company's cash needs. Further, CAD as disclosed by other REITs may not be comparable to the Company's calculation of CAD.

     The following table sets forth the Company's calculation of FFO and CAD for the three months ended March 31, June 30, September 30 and December 31, 2001 and the year ended December 31, 2001 (in thousands, except weighted average shares and per share amounts):

                                    MARCH 31,     JUNE 30,      SEPT 30,       DEC 31,     YEAR TO DATE
                                      2001          2001          2001          2001           2001
                                   -----------   -----------   -----------   -----------   ------------
Income from operations before
  minority interest,
  extraordinary items and
  preferred dividends............  $    11,386   $    11,398   $    15,357   $    10,211   $    48,352
Depreciation and
  amortization(1)................       10,579        11,617        11,750        12,695        46,641
Preferred dividends..............       (4,891)       (4,891)       (4,891)       (4,891)      (19,564)
Net (gain) loss on sales of real
  estate assets..................          (58)          182        (3,007)        1,999          (884)
Adjustment for straight-line
  rents..........................           --          (793)         (777)         (793)       (2,363)
Adjustment to reflect FFO of
  unconsolidated operating
  JV's(2)........................          247           158            96           101           602
                                   -----------   -----------   -----------   -----------   -----------
FFO..............................  $    17,263   $    17,671   $    18,528   $    19,322   $    72,784
                                   ===========   ===========   ===========   ===========   ===========
Amortization of deferred
  financing fees.................          387           347           409           431         1,574
Capital reserve..................       (2,966)       (2,924)       (5,260)       (4,914)      (16,064)
                                   -----------   -----------   -----------   -----------   -----------
CAD..............................  $    14,684   $    15,094   $    13,677   $    14,839   $    58,294
                                   ===========   ===========   ===========   ===========   ===========
Distributions per common
  share(3).......................  $      0.42   $      0.42   $      0.42   $      0.43   $      1.69
                                   ===========   ===========   ===========   ===========   ===========
Diluted weighted average common
  shares outstanding.............   30,476,401    30,467,322    30,588,078    30,472,064    30,517,525
                                   ===========   ===========   ===========   ===========   ===========

---------------

(1) Excludes non-real estate depreciation and amortization.

(2) Reflects the adjustments to FFO required to reflect the FFO of the unconsolidated operating joint ventures allocable to the Company. The Company's investments in the joint ventures are accounted for using the equity method of accounting.

(3) The distributions for the three months ended December 31, 2001, were paid on January 14, 2002.

     The following table sets forth the Company's calculation of FFO and CAD for the three months ended March 31, June 30, September 30 and December 31, 2000 and the year ended December 31, 2000 (in thousands, except weighted average shares and per share amounts):

                                    MARCH 31,     JUNE 30,      SEPT 30,       DEC 31,     YEAR TO DATE
                                      2000          2000          2000          2000           2000
                                   -----------   -----------   -----------   -----------   ------------
Income from operations before
  minority interest,
  extraordinary items and
  preferred dividends............  $     8,823   $     8,766   $    15,773   $    15,574   $    48,936
Depreciation and
  amortization(3)................       14,915        14,871        14,167        14,575        58,528
Preferred dividends..............       (5,488)       (5,443)       (4,891)       (4,891)      (20,713)
Net (gain) loss on sales of real
  estate assets..................          695         2,347        (4,694)      (19,843)      (21,495)
Gain on sale of land.............           --            --            --           712           712
Provision for impairment of real
  estate assets..................           --            --            --         4,800         4,800
Adjustment to reflect FFO of
  unconsolidated operating
  JV's(2)........................          190           264           250           248           952
Adjustment to reflect FFO of
  Associated Companies(1)........          164            22          (191)          145           140
                                   -----------   -----------   -----------   -----------   -----------
FFO(4)...........................  $    19,299   $    20,827   $    20,414   $    11,320   $    71,860
                                   ===========   ===========   ===========   ===========   ===========
Amortization of deferred
  financing fees.................          639           610           597           658         2,504
Capital reserve..................       (4,989)       (6,319)       (5,471)       (5,829)      (22,608)
                                   -----------   -----------   -----------   -----------   -----------
CAD..............................  $    14,949   $    15,118   $    15,540   $     6,149   $    51,756
                                   ===========   ===========   ===========   ===========   ===========
Distributions per common share...  $      0.42   $      0.42   $      0.42   $      0.42   $      1.68
                                   ===========   ===========   ===========   ===========   ===========
Diluted weighted average common
  shares outstanding.............   34,096,464    33,111,493    32,636,164    32,337,449    33,023,802
                                   ===========   ===========   ===========   ===========   ===========

---------------

(1) Reflects the adjustments to FFO required to reflect the FFO of the Associated Companies allocable to the Company. The Company's investments in the Associated Companies are accounted for using the equity method of accounting.

(2) Reflects the adjustments to FFO required to reflect the FFO of the unconsolidated operating joint ventures allocable to the Company. The Company's investments in the joint ventures are accounted for using the equity method of accounting.

(3) Excludes non-real estate depreciation and amortization.

(4) In accordance with NAREIT's "White Paper on FFO-October 1999' as discussed above, FFO includes a $406 gain from the sale of an incidental parcel of land by the Associated Company in June 2000.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with the above selected financial data and the Consolidated Financial Statements of the Company, including the notes thereto.

RESULTS OF OPERATIONS

  COMPARISON OF THE YEAR ENDED DECEMBER 31, 2001 TO THE YEAR ENDED DECEMBER 31, 2000

     Following is a table of net operating income by property type, for comparative purposes, presenting the results for the years ended December 31, 2001 and 2000.

                     RESULTS OF OPERATIONS BY PROPERTY TYPE
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                    MULTI-    HOTEL AND   PROPERTY   ELIMINATING    TOTAL
                                    OFFICE    INDUSTRIAL   RETAIL   FAMILY      OTHER      TOTAL      ENTRY(1)     REPORTED
                                   --------   ----------   ------   -------   ---------   --------   -----------   --------
                                                                        (IN THOUSANDS)
2001
Rental Revenue...................  $137,489    $40,075     $2,497   $ 8,622       --      $188,683          --     $188,683
Operating Expenses...............    49,149      9,055        537     3,468       --        62,209     $(5,352)      56,857
Net Operating Income.............    88,340     31,020      1,960     5,154       --       126,474       5,352      131,826
  Percentage of Total NOI........      69.9%      24.5%       1.5%      4.1%      --         100.0%

2000
Rental Revenue...................  $126,198    $37,874     $8,265   $69,427     $818      $242,582          --     $242,582
Operating Expenses...............    46,556      9,113      2,675    31,910      229        90,483     $(7,577)      82,906
Net Operating Income.............    79,642     28,761      5,590    37,517      589       152,099       7,577      159,676
  Percentage of Total NOI........      52.3%      18.9%       3.7%     24.7%     0.4%        100.0%

---------------

(1) Eliminating entry represents internal market level property management fees included in operating expenses to provide comparison to industry performance.

     Rental Revenue. Rental revenue decreased $53,899,000, or 22%, to $188,683,000 for the year ended December 31, 2001, from $242,582,000 for the year ended December 31, 2000. The decrease consisted of declines in revenue from the retail, multifamily and hotel Properties of $5,768,000, $60,805,000 and $818,000, respectively, due to the 2000 and 2001 sales of substantially all of the Company's retail and multifamily Properties and the Company's one remaining hotel Property. These decreases were offset by increases in revenue from the office and industrial Properties of $11,291,000 and $2,201,000, respectively, due to acquisitions, net of dispositions, and increases in rental rates.

     Fees and Reimbursements from Affiliates. Fees and reimbursements from affiliates consist primarily of property management fees, asset management fees and lease commissions paid to the Company under property and asset management agreements with the unconsolidated operating and development joint ventures and the Rancon Partnerships. This revenue increased $2,915,000, or 79%, to $6,628,000 for the year ended December 31, 2001, from $3,713,000 for the year ended December 31, 2000, primarily due to property management and asset management fees received from the Rancon Partnerships and development, acquisition and financing fees relating to several development projects. Certain of these fees were previously earned by GC, prior to its merger with the Company, and were recognized as equity in earnings of Associated Company.

     Interest and Other Income. Interest and other income decreased $3,391,000, or 41%, to $4,920,000 for the year ended December 31, 2001, from $8,311,000 for the year ended December 31, 2000. The decrease was primarily due to interest income earned on three development projects sold by a development alliance in the second and third quarters of 2000, offset slightly by interest income earned on a development project sold by a development alliance in the first quarter of 2001.

     Equity in Earnings of Associated Company. Equity in earnings of Associated Company decreased to $0 for the year ended December 31, 2001, from $1,455,000 for the year ended December 31, 2000. The decrease is due to the merger of GC into the Company in the fourth quarter of 2000.

     Equity in Earnings (Losses) of Unconsolidated Operating Joint
Ventures. Equity in earnings (losses) of unconsolidated operating joint ventures increased $632,000 to $246,000 for the year ended December 31, 2001, from a loss of $386,000 for the year ended December 31, 2000. This increase is primarily due to an increase in net operating income at one joint venture, which began operations in October of 2000.

     Property Operating Expenses. Property operating expenses decreased $26,049,000, or 31%, to $56,857,000 for the year ended December 31, 2001, from
$82,906,000 for the year ended December 31, 2000. This decrease resulted from the 2000 and 2001 sales of substantially all of the Company's retail and multifamily Properties and the Company's one remaining hotel Property.

     General and Administrative Expenses. General and administrative expenses decreased $2,895,000, or 22%, to $10,458,000 for the year ended December 31, 2001, from $13,353,000 for the year ended December 31, 2000. This decrease is primarily due to a reduction in costs associated with supplemental retirement agreements for certain of the Company's executive officers. The decrease was also due to reduced staff and overhead expenses resulting from the sale of the Company's multifamily portfolio in December 2000, partially offset by an increase in general and administrative costs as a result of the merger of the Company and GC in October 2000. These costs were previously recognized as a component of equity in earnings of Associated Company.

     Depreciation and Amortization. Depreciation and amortization decreased $11,598,000, or 19%, to $47,892,000 for the year ended December 31, 2001, from
$59,490,000 for the year ended December 31, 2000. This decrease is primarily due to the sale of 78 Properties from the Company's portfolio since January 1, 2000.

     Interest Expense. Interest expense decreased $25,479,000, or 40%, to $37,802,000 for the year ended December 31, 2001, from $63,281,000 for the year ended December 31, 2000. This decrease is primarily due to payoffs of loans in connection with property sales, retirement of the Senior Notes, and decreases in variable interest rates.

     Net Gain on Sales of Real Estate Assets. The net gain on sales of real estate assets of $884,000 during the year ended December 31, 2001, resulted from the sale of six office Properties, three industrial Properties, four retail Properties and one multifamily Property. The net gain on sales of real estate assets of $21,495,000 during the year ended December 31, 2000, resulted from the sale of ten office Properties, 12 industrial Properties, 36 multifamily Properties, five retail Properties and one hotel Property. These sales are consistent with the Company's strategy to focus on high-quality multi-tenant office Properties in its core markets.

     Net Loss on Early Extinguishment of Debt. Net loss on early extinguishment of debt of $1,732,000 during the year ended December 31, 2001, consists of losses due to the writeoff of unamortized loan fees and prepayment penalties on the payoff and refinancing of debt as discussed in Liquidity and Capital Resources below. These loans were paid-off early when more favorable terms were obtained through new financing and upon the sale of the properties securing the loans. Net loss on early extinguishment of debt of $7,910,000 during the year ended December 31, 2000, consisted primarily of prepayment penalties and writeoff of unamortized loan fees of $7,360,000 related to the payoff of debt in connection with the sale of the Company's multifamily portfolio in the fourth quarter of 2000. In addition, the net loss included $931,000 of gains on retirement of Senior Notes at a discount, offset by the related writeoff of unamortized loan fees in the amount of $1,481,000.

  COMPARISON OF THE YEAR ENDED DECEMBER 31, 2000 TO THE YEAR ENDED DECEMBER 31, 1999

     Following is a table of net operating income by property type, for comparative purposes, presenting the results for the years ended December 31, 2000 and 1999.

                     RESULTS OF OPERATIONS BY PROPERTY TYPE
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                    MULTI-    HOTEL AND   PROPERTY   ELIMINATING    TOTAL
                                   OFFICE    INDUSTRIAL   RETAIL    FAMILY      OTHER      TOTAL      ENTRY(1)     REPORTED
                                  --------   ----------   -------   -------   ---------   --------   -----------   --------
                                                                       (IN THOUSANDS)
2000
Rental Revenue..................  $126,198    $37,874     $ 8,265   $69,427    $  818     $242,582          --     $242,582
Operating Expenses..............    46,556      9,113       2,675    31,910       229       90,483     ($7,577)      82,906
Net Operating Income............    79,642     28,761       5,590    37,517       589      152,099       7,577      159,676
  Percentage of Total NOI.......      52.3%      18.9%        3.7%     24.7%      0.4%       100.0%
1999
Rental Revenue..................  $131,032    $43,569     $11,182   $68,144    $1,412     $255,339          --     $255,339
Operating Expenses..............    49,732     11,737       3,640    30,570       420       96,099     ($8,062)      88,037
Net Operating Income............    81,300     31,832       7,542    37,574       992      159,240       8,062      167,302
  Percentage of Total NOI.......      51.1%      20.0%        4.7%     23.6%      0.6%       100.0%

---------------

(1) Eliminating entry represents internal market level property management fees included in operating expenses to provide comparison to industry performance.

     Rental Revenue. Rental revenue decreased $12,757,000, or 5%, to $242,582,000 for the year ended December 31, 2000, from $255,339,000 for the year ended December 31, 1999. The decrease consisted of declines in revenue from the office, industrial, retail and hotel Properties of $4,834,000, $5,695,000, $2,917,000 and $594,000, respectively, due to the 1999 and 2000 sales of 20 office Properties, 30 industrial Properties, eight retail Properties and three hotel Properties. These decreases were slightly offset by an increase in revenue from the multifamily Properties of $1,283,000 which was primarily due to the acquisition of two multifamily Properties and overall increases in occupancy. The Company sold its Multifamily Portfolio on December 29, 2000.

     Fees and Reimbursements from Affiliates. Fees and reimbursements from affiliates consist primarily of property management fees, asset management fees and lease commissions paid to the Company under property and asset management agreements with the Managed Partnerships. This revenue increased $401,000, or 12%, to $3,713,000 for the year ended December 31, 2000, from $3,312,000 for the year ended December 31, 1999. The change was primarily due to transaction fees received from an affiliate in the second quarter of 2000. In addition, due to the merger of the Company and GC (as discussed above), the Company received property management fees and asset management fees directly from the Rancon Partnerships in the fourth quarter of 2000. These increases were partially offset by lower property and asset management fees from the Managed Partnerships due to sales of the managed properties.

     Interest and Other Income. Interest and other income increased $1,907,000 or 30%, to $8,311,000 for the year ended December 31, 2000, from $6,404,000 for the year ended December 31, 1999. The increase was primarily due to interest income earned upon the payoff of loans made to three development projects sold by a development alliance in the second and third quarters of 2000, offset by decreases in interest earned on notes receivable that were paid off.

     Equity in Earnings of Associated Company. Equity in earnings of Associated Company increased $233,000, or 19%, to $1,455,000 for the year ended December 31, 2000, from $1,222,000 for the year ended December 31, 1999. The increase was primarily due to income tax savings recognized upon the merger of the Company and GC in the fourth quarter of 2000.

     Equity in Loss of Unconsolidated Operating Joint Ventures. Equity in loss of unconsolidated operating joint ventures increased $76,000 to an equity in loss of $386,000 for the year ended December 31, 2000, from an equity in loss of $310,000 for the year ended December 31, 1999. This increased loss was due to a decrease in the capitalization of interest expense and property taxes, recognition of depreciation expense and payment of operating expenses by a joint venture upon the completion of a development project in 2000.

     Property Operating Expenses. Property operating expenses decreased $5,131,000, or 6%, to $82,906,000 for the year ended December 31, 2000, from
$88,037,000 for the year ended December 31, 1999. This decrease corresponds to the 5% decrease in rental revenues resulting from the sale of Properties.

     General and Administrative Expenses. General and administrative expenses increased $3,665,000, or 38%, to $13,353,000 for the year ended December 31, 2000, from $9,688,000 for the year ended December 31, 1999. The increase was primarily due to one-time costs associated with the adoption of supplemental retirement agreements for certain of the Company's executive officers. The initial funding of $3,300,000 was funded from the gain on sale of the multifamily portfolio.

     Depreciation and Amortization. Depreciation and amortization increased $1,195,000, or 2%, to $59,490,000 for the year ended December 31, 2000, from
$58,295,000 for the year ended December 31, 1999. The net increase was due to depreciation of the 1999 and 2000 acquisitions of real estate and fixed asset additions, offset by the 1999 and 2000 dispositions of real estate.

     Interest Expense. Interest expense decreased $1,501,000, or 2%, to $63,281,000 for the year ended December 31, 2000, from $64,782,000 for the year ended December 31, 1999. This decrease was primarily due to retirement of the Senior Notes, paydowns on the Credit Facility and payoffs of loans in connection with property sales.

     Provision for Impairment of Real Estate Assets. During 2000, a loss provision in the amount of $4,800,000 was recorded to provide for a decrease in the estimated fair market value of a 418,458 square foot office Property located in Memphis, Tennessee. In addition to a softening in the Memphis office market, the Company was notified by Federal Express, a major tenant occupying 121,218 square feet, or 29%, of this Property, of its plans not to renew their lease upon expiration in September 2001.

     Provision for Impairment of Non-Real Estate Assets. During 2000, in connection with the Company's decision to sell its Multifamily Portfolio, the Company recorded an impairment charge of approximately $4.4 million relating to the writeoff of certain corporate office fixed assets.

     Loss on Sale of Mortgage Loan Receivable. During 1999, a note secured by an office property in Phoenix, Arizona was sold to a third-party at a discount of $1,229,000. Proceeds from the sale were invested in the repurchase of preferred stock.

     Net Gain on Sales of Real Estate Assets. The net gain on sales of real estate assets of $21,495,000 during the year ended December 31, 2000, resulted from the sale of ten office Properties, 12 industrial Properties, 36 multifamily Properties, five retail Properties and one hotel Property. The net gain on sales of real estate assets of $9,013,000 during the year ended December 31, 1999, resulted from the sale of ten office Properties, 18 industrial Properties, three retail Properties, one multifamily Property, two hotel Properties and a small interest in a REIT.

     Net Gain (Loss) on Early Extinguishment of Debt. Net loss on early extinguishment of debt of $7,910,000 during the year ended December 31, 2000, consisted primarily of prepayment penalties and writeoff of unamortized loan fees of $7,360,000 related to the payoff of debt in connection with the sale of the Company's Multifamily Portfolio in the fourth quarter of 2000. In addition, the net loss included $931,000 of gains on retirement of Senior Notes at a discount, offset by the related writeoff of unamortized loan fees in the amount of $1,481,000. Net gain on early extinguishment of debt of $984,000 during the year ended December 31, 1999, consisted of $3,115,000 of net gains on retirement of Senior Notes at a discount, offset by $2,026,000 of losses due to prepayment penalties and $105,000 of losses due to the writeoff of unamortized loan fees upon the early payoff of four loans. These loans were paid-off early when more favorable terms were obtained through new financing and upon the sale of the properties securing the loans.

LIQUIDITY AND CAPITAL RESOURCES

 CASH FLOWS

     For the year ended December 31, 2001, cash provided by operating activities decreased by $6,335,000 to $79,719,000 as compared to $86,054,000 in 2000, due to the sale of the Company's multifamily portfolio at the end of 2000 and the related reductions in outstanding debt and number of outstanding shares of common stock. Cash used for investing activities was $74,372,000 for the year ended December 31, 2001, as compared to $356,325,000 provided by investing activities for the year ended December 31, 2000. The change is primarily due to a decrease in proceeds from sales of real estate assets in 2001, slightly offset by increased cash used for real estate acquisitions. During the year ended December 31, 2001, the Company disposed of 14 properties as compared to 64 properties in 2000. Cash used for financing activities decreased by $243,534,000 to $103,132,000 for the year ended December 31, 2001, as compared to $346,666,000 for the same period in 2000. This change was primarily due to a decrease in cash used for repayment of debt and repurchases of common and preferred stock.

     The Company expects to meet its short-term liquidity requirements generally through its working capital, its Credit Facility (as defined below) and cash generated by operations. The Company believes that its cash generated by operations will be adequate to meet operating requirements and to make distributions in accordance with REIT requirements in both the short and the long-term. In addition to cash generated by operations, the Credit Facility provides for working capital advances. However, there can be no assurance that the Company's results of operations will not fluctuate in the future and at times affect its ability to meet its operating requirements and the amount of its distributions. If significant decreases in occupancy or rental rates occurred at the Company's properties, this could have an adverse impact on the Company's operating cash flows. Similarly, increases in interest rates could have an adverse impact on the Company's operating cash flows.

     The Company's principal sources of funding for acquisitions, development, expansion and renovation of properties and stock repurchases include the unsecured Credit Facility, permanent secured debt financing, public and private equity and debt issuances, the issuance of partnership units in the Operating Partnership, proceeds from property sales and cash flow provided by operations.

 INVESTMENTS IN LAND AND DEVELOPMENT

     The Company is independently developing approximately 436,000 square feet of commercial property in California, Colorado, New Jersey and Maryland. As of December 31, 2001, the Company had invested approximately $41.1 million in these projects. Additionally, the Company has approximately 119 acres of land with a book value of approximately $19.6 million as of December 31, 2001. This land has potential for future development of approximately 1,355,000 square feet of office space. The Company is obligated to fund approximately $5.5 million to these developments in 2002. The loans secured by certain of these development properties contain recourse provisions to the Company in the aggregate amount of $26.5 million, however, some of the loans were not fully drawn as of December 31, 2001.

     The Company is currently involved in a number of alliances for the development of approximately 911,000 square feet of commercial properties in California and Colorado. The alliances grant the Company certain rights to purchase the properties upon completion of development. As of December 31, 2001, the Company had invested approximately $11.2 million in these alliances and had acquired properties from them aggregating approximately $114.2 million. The Company has no further contractual obligations for the future funding of these developments; however, the Company will likely be funding a portion of their working capital needs until such time as other financing is obtained. Under these alliances, the Company has provided an aggregate of $12.8 million in debt guarantees, however, some of the loans were not fully drawn as of December 31, 2001.

     Additionally, the Company has formed two joint ventures (the "Pauls Joint Ventures") with the Pauls Corporation ("Pauls"). The Company and Pauls each own an equal 50% interest in the Pauls Joint Ventures. The Company accounts for its investment in the Pauls Joint Ventures using the equity method. In the fourth quarter of 2000, the Pauls Joint Ventures acquired two sites aggregating 35.54 acres in the San Francisco Bay Area for mixed use development. As of December 31, 2001, the Company had invested approximately $26.2 million in these developments. The Company has no further contractual obligations for the future funding of these developments; however, the Company will likely be funding a portion of their working capital needs until such time as other financing is obtained. In addition, the loans secured by certain of these development properties contain recourse provisions to the Company in the aggregate amount of $24.8 million, however, some of the loans were not fully drawn as of December 31, 2001.

 INVESTMENTS IN UNCONSOLIDATED OPERATING JOINT VENTURES

     Investments in unconsolidated operating joint ventures decreased from $9,119,000 at December 31, 2000, to $8,089,000 at December 31, 2001. This
decrease was due to the Company's acquisition of one of the joint venture Properties, slightly offset by the Company's 2001 equity interest in the joint ventures' earnings.

 MORTGAGE LOANS RECEIVABLE

     Mortgage loans receivable increased from $37,250,000 at December 31, 2000, to $39,061,000 at December 31, 2001. This increase was due to accrued interest on a loan made by the Company under a development alliance, net of repayments.

SECURED AND UNSECURED FINANCING

     Mortgage loans payable increased from $450,624,000 at December 31, 2000, to $588,420,000 at December 31, 2001. This increase resulted from $82,203,000 of new mortgage loans in connection with acquisitions, $183,613,000 of new mortgage loans due to new financing, $3,055,000 of draws on existing construction loans and $8,362,000 of draws on a new construction loan, offset by decreases of $25,620,000 due to property sales, $92,877,000 due to new financing, $13,254,000 due to debt maturities and $7,686,000 due to scheduled principal payments on other debt.

     In the fourth quarter of 2001, the Company closed a $27 million secured loan which replaced four existing loans secured by seven of the Gateway Park Industrial properties located in Aurora, Colorado ("Gateway Refinance"). The previous loans had an aggregate balance of approximately $26 million, with approximately $17 million bearing fixed interest rates ranging between 7.24% and 7.57% and maturing on May 10, 2007, and approximately $9 million bearing a floating rate of LIBOR plus 1.55% and maturing at various dates in the fourth quarter of 2001. The new loan has a maturity date of May 10, 2007 and bears interest at a fixed rate of 7.24%. The excess proceeds from the new loan were used to paydown the Credit Facility as discussed below.

     In the fourth quarter of 2001, the Company closed a $52.5 million secured loan with an insurance company ("Secured Financing"). The Secured Financing is an expansion of an existing $53 million loan secured by nine properties, with a maturity date of November 10, 2008 and a fixed interest rate of 6.125%. The additional $52.5 million loan bears interest at a floating rate of 30-day LIBOR plus 3.25% (5.12% at December 31, 2001) and has a separate initial maturity of December 11, 2004, with two one-year extension options. The two loans are cross-collateralized and, after the addition of two properties to the loan pool, are secured by eleven properties with an aggregate net book value of approximately $168 million at December 31, 2001. The excess proceeds from the Secured Financing were used to paydown the Credit Facility as discussed below.

     In connection with the Secured Financing, the Company entered into an interest rate cap agreement to hedge increases in 30-day LIBOR rates above a specified level. The agreement is for a term concurrent with the Secured Financing, is indexed to a 30-day LIBOR rate, is for a notional amount equal to the maximum amount available on the Secured Financing, and caps 30-day LIBOR to a maximum of 6%. As of December 31, 2001, the 30-day LIBOR rate was 1.87%. The Company paid a $594,000 fee at the inception of the cap agreement which is being amortized as additional interest expense over the life of the agreement.

     In the third quarter of 2001, the Company closed a $45 million secured loan with an insurance company. The new loan replaced an existing loan secured by Rockwall I and II located in Rockville, Maryland. The previous loan of $37 million, which was assumed through the acquisition of Rockwall I and II (see below), had a floating rate of LIBOR plus 2.50% and a maturity date of June 30, 2004, and was paid off with the proceeds from the new secured loan which has a maturity date of October 1, 2006, and bears interest at a fixed rate of 6.77%. The excess proceeds from the new loan were used to pay down the Credit Facility as discussed below.

     In the third quarter of 2001, the Company closed a $29 million secured loan with an insurance company. The new secured loan replaced the three existing loans (including two construction loans) on the first three phases of Bridgewater Executive Quarters located in Bridgewater, New Jersey. The previous loans totaling approximately $24.6 million were paid off with the proceeds from the new secured loan which has a maturity date of August 1, 2006 and bears interest at a fixed rate of 6.83%. The excess proceeds from the new loan were used to pay down the Credit Facility as discussed below.

     In the third quarter of 2001, the Company closed an $8 million secured loan with an insurance company. The loan is secured by an office property located in Parsippany, New Jersey, has a maturity date of August 1, 2006, and bears interest at a fixed rate of 6.86%. The proceeds from the new loan were used to pay down the Credit Facility as discussed below.

     In the second quarter of 2001, through the acquisition of a multifamily property from a development alliance, the Company assumed a $19.1 million loan. The loan has a maturity date of March 31, 2002 and bears interest at the floating rate of LIBOR plus 2.25%. The interest rate on this loan at December 31, 2001 was 4.12%.

     In the second quarter of 2001, through the acquisition of a multifamily property from a development alliance, the Company assumed a $21.4 million loan. The loan had a maturity date of March 31, 2002 and a floating interest rate of LIBOR plus 2%. This loan was paid off with the sale of the property securing the loan in the fourth quarter of 2001.

     In the second quarter of 2001, through the acquisition of an industrial property from a development alliance, the Company assumed a $4.7 million loan. The loan had a maturity date of December 1, 2001 and a floating interest rate of LIBOR plus 1.55%. This loan was paid off in the fourth quarter of 2001 with proceeds from the Gateway Refinance discussed above.

     In the second quarter of 2001, through the acquisition of Rockwall I and II, a two-building office property, from a joint venture partner, the Company assumed a $37 million loan. The loan had a maturity date of June 30, 2004 and a floating interest rate of LIBOR plus 2.5%. This loan was refinanced in the third quarter of 2001 (see above).

     In the second quarter of 2001, the Company closed a $22 million secured loan with an insurance company. The new secured loan replaced the existing loan on Montrose Office Park located in Rockville, Maryland. The existing loan of $15.1 million had a floating rate of LIBOR plus 2.50% and a maturity date of June 29, 2001, and was paid off with the proceeds from the new secured loan which has a maturity date of June 28, 2006, and bears interest at a fixed rate of 6.83%. The excess proceeds from the new loan were used to pay down the Credit Facility as discussed below.

     In the first and second quarters of 2001, the Company paid off its unsecured term loan with the proceeds from the sale of its multifamily portfolio on December 29, 2000 and a draw on the Credit Facility, as discussed below.

     In the first quarter of 2001, the Company obtained a $14 million construction loan to build a 96,000 square foot office property in Bridgewater, New Jersey. Approximately $8.4 million was outstanding at December 31, 2001. The loan has a maturity date of January 5, 2003 and bears interest at the floating rate of LIBOR plus 2.35%. The interest rate on this loan at December 31, 2001 was 4.22%.

     Outstanding borrowings under the Credit Facility increased from $31,053,000 at December 31, 2000, to $64,594,000 at December 31, 2001. The increase was due to draws totaling $252,658,000 for the payoff of the unsecured term loan, stock repurchases and acquisitions, offset by pay downs totaling $219,117,000 generated from proceeds from the sales of properties, debt refinancing and cash from operations. In May 2001, the maturity date on the Credit Facility was extended from June 2002 to June 2003. In addition, the maximum amount of the Credit Facility was increased from $142 million to $180 million, with the additional proceeds applied to pay off the unsecured term loan, as discussed above. The Credit Facility requires, among other things, the Company to be in compliance with certain financial covenants and ratios. The Company has been in compliance during all of 2001 and remains in compliance at December 31, 2001.

     Some of the Company's properties are held in limited partnerships and limited liability companies in order to facilitate financing. All such entities are owned 100% directly or indirectly by the Company.

     At December 31, 2001, the Company's total indebtedness included fixed-rate debt of $436,673,000 and floating-rate debt of $216,341,000. The Company's ratio of total debt to gross book assets was approximately 43% at December 31, 2001.

     It is the Company's policy to manage its exposure to fluctuations in market interest rates through the use of fixed rate debt instruments to the extent possible. At December 31, 2001, approximately 33% of the Company's outstanding debt, including amounts borrowed under the Credit Facility, was subject to variable rates. The Company may, from time to time, enter into interest rate protection agreements intended to hedge the cost of new borrowings. It is not the Company's policy to engage in hedging activities for speculative purposes. At December 31, 2001, the Company was not a party to any open interest rate protection agreements other than the interest rate cap contract entered into in December 2001 as discussed above.

  EQUITY OFFERINGS

     In January 1999, the Company filed a shelf registration statement with the SEC (the "January 1999 Shelf Registration Statement") to carry forward the remaining $801.2 million in equity securities of the Company from a November 1997 shelf registration statement (declared effective by the SEC on December 18, 1997). The January 1999 Shelf Registration Statement was declared effective by the SEC on January 25, 1999. Therefore, the Company have the capacity pursuant to the January 1999 Shelf Registration Statement to issue up to $801.2 million in equity securities. The Company currently has no plans to issue equity under this shelf registration.

  STOCK REPURCHASES

     In 1999, the Company's Board of Directors authorized the Company to repurchase up to 6.2 million shares of its outstanding Common Stock. This represented approximately 20% of the Company's total outstanding Common Stock. In connection with the sale of 36 multifamily Properties in December 2000, the repurchase authorization was increased to approximately 8.2 million shares, representing approximately 26% of Common Stock outstanding when the repurchase program began. As of December 31, 2001, 6,146,816 common shares have been repurchased for a total cost of approximately $101,865,000; this represents approximately 75% of the expanded repurchase authorization and approximately 20% of Common Stock outstanding when the repurchase program began. In addition, during 1999, the Company announced that its Board of Directors had approved the repurchase of up to 15% of its Preferred Stock, or 1,725,000 shares. In May 2000, the Preferred Stock repurchase authorization was increased to 3,450,000 shares, representing approximately 30% of Preferred Stock outstanding when the repurchase program began. As of December 31, 2001, 1,402,200 preferred shares have been repurchased for a total cost of approximately $21,037,000; this represents approximately 41% of the expanded repurchase authorization and approximately 12% of Preferred Stock outstanding when the repurchase program began. Future stock repurchases will be made from time to time in the open market or otherwise and the timing will depend on market conditions and other factors.

CRITICAL ACCOUNTING POLICIES

  REVENUE RECOGNIZED ON A STRAIGHT-LINE BASIS

     The Company recognizes rental revenue on a straight-line basis at amounts that it believes it will collect on a tenant by tenant basis. The estimation process may result in higher or lower levels from period to period as the Company's collection experience and the credit quality of the Company's tenants changes. Actual amounts collected could be lower or higher than the amounts recognized on a straight-line basis if specific tenants are unable to pay rent that the Company has previously recognized as revenue, or if other tenants remain whom the Company previously believed would not.

  CARRYING VALUE OF RENTAL PROPERTIES, INVESTMENTS IN DEVELOPMENT AND OTHER INVESTMENT ASSETS

     The Company's rental properties, investments in development and other investment assets such as operating joint ventures and mortgage loans receivable are generally carried at the lower of cost or estimated fair value. Certain development and operating joint ventures include the Company's share of undistributed income or loss arising from the investment, and the mortgage loans receivable include accrued interest. In addition, under the Company's long-term development program, some interest, payroll and general and administrative costs incurred in connection with this program may be capitalized. The actual value of the Company's portfolio of property, investments in development and other investments could be significantly higher or lower than their carrying amounts.

  THE COMPANY'S STATUS AS A REAL ESTATE INVESTMENT TRUST (REIT)

     The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Code. As a REIT, the Company generally will not be subject to Federal income tax to the extent that it distributes at least 90% of its REIT taxable income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to Federal income and excise taxes on its undistributed income. Management believes that the Company has complied with all requirements to qualify as a REIT for the years ended December 31, 2001, 2000 and 1999. Accordingly, no provision for income taxes is included in its consolidated financial statements.

NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. SFAS No. 133 was originally effective for fiscal years beginning after June 15, 1999, with early adoption permitted. In June 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133" was issued which, among other things, deferred the final implementation to fiscal years beginning after June 15, 2000. SFAS No. 133 provides comprehensive guidelines for the recognition and measurement of derivatives and hedging activities and specifically requires all derivatives to be recorded on the balance sheet at fair value. Upon implementation, this pronouncement did not have a material effect on the Company's consolidated financial position, results of operations and financial statement presentation.

     In June 2001, the Financial Accounting Standards Board (FASB) approved for issuance SFAS No. 141, "Business Combinations." SFAS No. 141 requires that all business combinations initiated after June 30, 2001, use the purchase method of accounting. The pooling-of-interests method of accounting is prohibited except for transactions initiated before July 1, 2001. This standard did not have a material impact on the Company's consolidated financial position or results of operations.

     In June 2001, the FASB approved for issuance SFAS No. 142, "Goodwill and Other Intangible Assets." The provisions of SFAS No. 142 will be effective January 1, 2002, for the Company. Under SFAS No. 142, goodwill and intangible assets with indefinite lives will not be amortized but will be tested for impairment annually using a fair value approach, except in certain circumstances, and whenever there is an impairment indicator. Other intangible assets will continue to be valued and amortized over their estimated lives. Management does not expect this standard to have a material impact on the Company's consolidated financial position or results of operations.

     In June 2001, the FASB approved for issuance SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and that the associated asset retirement costs be capitalized as part of the carrying value of the related long-lived asset. SFAS No. 143 will be effective January 1, 2003 for the Company. Management does not expect this standard to have a material impact on the Company's consolidated financial position or results of operations.

     In August 2001, the FASB approved for issuance SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 broadens the presentation of discontinued operations to include more transactions and eliminates the need to accrue for future operating losses. Additionally, SFAS No. 144 prohibits the retroactive classification of assets as held for sale and requires revisions to the depreciable lives of long-lived assets to be abandoned. SFAS No. 144 will be effective January 1, 2002 for the Company. Management is currently assessing the impact of this new standard on the Company's consolidated financial position and results of operations.

INFLATION

     Leases at the office Properties typically provide for rent adjustment and pass-through of certain operating expenses during the term of the lease. Substantially all of the leases at the industrial and retail Properties provide for pass-through to tenants of certain operating costs, including real estate taxes, common area maintenance expenses, and insurance. Leases at the multifamily Properties generally provide for an initial term of one month or one year and allow for rent adjustments at the time of renewal. All of these provisions may permit the Company to increase rental rates or other charges to tenants in response to rising prices and therefore, serve to reduce the Company's exposure to the adverse effects of inflation.

FORWARD LOOKING STATEMENTS; FACTORS THAT MAY AFFECT OPERATING RESULTS

     This Report contains forward looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements regarding the Company's expectations, hopes, intentions, beliefs and strategies regarding the future. Forward looking statements include statements regarding potential acquisitions, the anticipated performance of future acquisitions, recently completed acquisitions and existing properties, and statements regarding the Company's financing activities. All forward looking statements included in this document are based on information available to the Company on the date hereof. It is important to note that the Company's actual results could differ materially from those stated or implied in such forward looking statements. Some of the factors that could cause actual results to differ materially are set forth in the Company's reports filed with the Securities and Exchange Commission.

QUALITATIVE AND QUANTITATIVE INFORMATION ABOUT MARKET RISK

  INTEREST RATES

     The Company's primary market risk exposure is to changes in interest rates obtainable on its secured and unsecured borrowings. The Company does not believe that changes in market interest rates will have a material impact on the performance or fair value of its mortgage loan receivable.

     It is the Company's policy to manage its exposure to fluctuations in market interest rates for its borrowings through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements. In order to maximize financial flexibility when selling properties and minimize potential prepayment penalties on fixed rate loans, the Company has also entered into variable rate debt arrangements. Approximately 33% and 44% of the Company's outstanding debt, including amounts borrowed under the Credit Facility, were subject to variable rates at December 31, 2001 and 2000, respectively. In addition, the average interest rate on the Company's debt decreased from 7.62% at December 31, 2000 to 5.95% at December 31, 2001. The Company reviews interest rate exposure in the portfolio continually in an effort to minimize the risk of interest rate fluctuations. The Company does not have any other material market-sensitive financial instruments. It is not the Company's policy to engage in hedging activities for speculative or trading purposes.

     The Company may enter into forward interest rate, or similar, agreements to hedge specific anticipated debt issuances where management believes the risk of adverse changes in market rates is significant. Under a forward interest rate agreement, if the referenced interest rate increases, the Company is entitled to a receipt in settlement of the agreement that economically would offset the higher financing cost of the debt issued. If the referenced interest rate decreases, the Company makes payment in settlement of the agreement, creating an expense that economically would offset the reduced financing cost of the debt issued. At December 31, 2001, the Company was not a party to any forward interest rate or similar agreements other than the interest rate cap contract entered into in December 2001 as discussed above.

     The table below provides information about the Company's financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on rates in effect at the reporting date.

                                            EXPECTED MATURITY DATE
                         -------------------------------------------------------------                 FAIR
                          2002      2003      2004      2005       2006     THEREAFTER    TOTAL       VALUE
                         -------   -------   -------   -------   --------   ----------   --------   ----------
                                                            (IN THOUSANDS)
Secured Fixed..........  $12,809   $36,223   $ 9,735   $24,917   $106,732    $246,257    $436,673    $436,673
Average interest
  rate.................     7.41%     7.63%     7.08%     7.13%      6.82%       6.59%       6.80%
Secured Variable.......  $62,885   $36,362   $52,500   $    --   $     --    $     --    $151,747    $151,747
Average interest
  rate.................     4.19%     4.34%     5.12%       --         --          --        4.55%
Unsecured Variable.....  $    --   $64,594   $    --   $    --   $     --    $     --    $ 64,594    $ 64,594
Average interest
  rate.................       --      3.50%       --        --         --          --        3.50%

     The Company believes that the interest rates given in the table for fixed rate borrowings approximate the rates the Company could currently obtain for instruments of similar terms and maturities and that the fair values of such instruments approximate carrying value at December 31, 2001.

     A change of 1/8% in the index rate to which the Company's variable rate debt is tied would change the annual interest incurred by the Company by $270, based upon the balances outstanding on variable rate instruments at December 31, 2001.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
GLENBOROUGH REALTY TRUST INCORPORATED:

     We have audited the accompanying consolidated balance sheets of GLENBOROUGH REALTY TRUST INCORPORATED (a Maryland corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GLENBOROUGH REALTY TRUST INCORPORATED and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001, 2000 and 1999, in conformity with accounting principles generally accepted in the United States.

     Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying schedules listed in the index to financial statements and schedules are presented for the purpose of complying with the Securities and Exchange Commission's rules and are not a required part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

ARTHUR ANDERSEN LLP

San Francisco, California
March 15, 2002

                     GLENBOROUGH REALTY TRUST INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2001 AND 2000

                                                                 2001         2000
                                                              ----------   ----------
                                                                  (IN THOUSANDS,
                                                               EXCEPT SHARE AMOUNTS)
                                       ASSETS
Assets:
  Rental properties, gross..................................  $1,338,022   $1,208,566
  Accumulated depreciation..................................    (146,198)    (115,061)
                                                              ----------   ----------
  Rental properties, net....................................   1,191,824    1,093,505
  Investments in land and development.......................      98,105       86,286
  Investments in unconsolidated operating joint ventures....       8,089        9,119
  Mortgage loans receivable.................................      39,061       37,250
  Cash and cash equivalents.................................       4,410      102,195
  Other assets..............................................      46,914       42,803
                                                              ----------   ----------
     Total Assets...........................................  $1,388,403   $1,371,158
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Mortgage loans............................................  $  588,420   $  450,624
  Unsecured term debt.......................................          --      125,000
  Unsecured bank line.......................................      64,594       31,053
  Other liabilities.........................................      22,730       26,871
                                                              ----------   ----------
     Total liabilities......................................     675,744      633,548
                                                              ----------   ----------
Commitments and contingencies (Note 15)
Minority interest...........................................      66,509       68,754
Stockholders' Equity:
  Common stock, $0.001 par value, 26,938,804 and 26,991,770
     shares issued and outstanding at December 31, 2001 and
     2000, respectively.....................................          27           27
  Preferred stock, $0.001 par value, $25.00 liquidation
     preference, 10,097,800 shares issued and outstanding at
     December 31, 2001 and 2000.............................          10           10
  Additional paid-in capital................................     762,050      763,974
  Deferred compensation.....................................        (945)      (1,143)
  Retained earnings (deficit)...............................    (114,992)     (94,012)
                                                              ----------   ----------
     Total stockholders' equity.............................     646,150      668,856
                                                              ----------   ----------
          Total Liabilities and Stockholders'Equity.........  $1,388,403   $1,371,158
                                                              ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                2001          2000          1999
                                                             -----------   -----------   -----------
                                                                 (IN THOUSANDS, EXCEPT SHARE AND
                                                                       PER SHARE AMOUNTS)
REVENUE
  Rental revenue...........................................  $   188,683   $   242,582   $   255,339
  Fees and reimbursements from affiliates..................        6,628         3,713         3,312
  Interest and other income................................        4,920         8,311         6,404
  Equity in earnings of Associated Company.................           --         1,455         1,222
  Equity in earnings (losses) of unconsolidated operating
    joint ventures.........................................          246          (386)         (310)
                                                             -----------   -----------   -----------
         Total revenue.....................................      200,477       255,675       265,967
                                                             -----------   -----------   -----------
EXPENSES
  Property operating expenses..............................       56,857        82,906        88,037
  General and administrative...............................       10,458        13,353         9,688
  Depreciation and amortization............................       47,892        59,490        58,295
  Interest expense.........................................       37,802        63,281        64,782
  Provision for impairment of real estate assets...........           --         4,800            --
  Provision for impairment of non-real estate assets.......           --         4,404            --
  Loss on sale of mortgage loan receivable.................           --            --         1,229
                                                             -----------   -----------   -----------
         Total expenses....................................      153,009       228,234       222,031
                                                             -----------   -----------   -----------
Income before gain on sales of real estate assets, minority
  interest and extraordinary item..........................       47,468        27,441        43,936
Net gain on sales of real estate assets....................          884        21,495         9,013
                                                             -----------   -----------   -----------
Income before minority interest and extraordinary item.....       48,352        48,936        52,949
Minority interest..........................................       (2,745)       (2,157)       (3,647)
                                                             -----------   -----------   -----------
Net income before extraordinary item.......................       45,607        46,779        49,302
Extraordinary item:
Net (loss) gain on early extinguishment of debt............       (1,732)       (7,910)          984
                                                             -----------   -----------   -----------
Net income.................................................       43,875        38,869        50,286
Preferred dividends........................................      (19,564)      (20,713)      (22,280)
                                                             -----------   -----------   -----------
Net income available to Common Stockholders................  $    24,311   $    18,156   $    28,006
                                                             ===========   ===========   ===========
Basic Per Share Data:
Net income before extraordinary item.......................  $      0.96   $      0.89   $      0.86
Extraordinary item.........................................        (0.06)        (0.27)         0.03
Net income available to Common Stockholders................  $      0.90   $      0.62   $      0.89
                                                             ===========   ===========   ===========
Basic weighted average shares outstanding..................   26,974,963    29,295,250    31,346,568
                                                             ===========   ===========   ===========
Diluted Per Share Data:
Net income before extraordinary item.......................  $      0.94   $      0.85   $      0.86
Extraordinary item.........................................        (0.05)        (0.23)         0.03
                                                             -----------   -----------   -----------
Net income available to Common Stockholders................  $      0.89   $      0.62   $      0.89
                                                             ===========   ===========   ===========
Diluted weighted average shares outstanding................   30,517,525    33,023,802    35,522,627
                                                             ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                     COMMON STOCK       PREFERRED STOCK       ADDITIONAL                     RETAINED
                                  ------------------   ------------------       PAID-IN         DEFERRED     EARNINGS
                                  SHARES   PAR VALUE   SHARES   PAR VALUE       CAPITAL       COMPENSATION   (DEFICIT)    TOTAL
                                  ------   ---------   ------   ---------   ---------------   ------------   ---------   --------
                                                                          (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1998....  31,759       32      11,500       11          865,692            (181)       (37,021)   828,533
Exercise of stock options.......      85       --          --       --            1,275              --             --      1,275
Conversion of Operating
  Partnership units into common
  stock.........................     607        1          --       --            8,821              --             --      8,822
Issuance of common stock to
  directors.....................      30       --          --       --              550            (550)            --         --
Common and preferred stock
  repurchases...................  (1,660)      (2)       (170)      --          (29,645)             --             --    (29,647)
Amortization of deferred
  compensation..................      --       --          --       --               --             118             --        118
Unrealized gain on marketable
  securities....................      --       --          --       --               --              --             34         34
Dividends paid to common and
  preferred stockholders........      --       --          --       --               --              --        (75,087)   (75,087)
Net income......................      --       --          --       --               --              --         50,286     50,286
                                  ------      ---      ------      ---         --------         -------      ---------   --------
BALANCE AT DECEMBER 31, 1999....  30,821       31      11,330       11          846,693            (613)       (61,788)   784,334
                                  ------      ---      ------      ---         --------         -------      ---------   --------
Exercise of stock options.......      64       --          --       --              686              --             --        686
Conversion of Operating
  Partnership units into common
  stock.........................     335       --          --       --            5,915              --             --      5,915
Issuance of common stock related
  to merger of the Company and
  GC............................     162       --          --       --            2,615              --             --      2,615
Issuance of common stock to
  officers......................      40       --          --       --              645            (645)            --         --
Common and preferred stock
  repurchases...................  (4,430)      (4)     (1,232)      (1)         (92,580)             --             --    (92,585)
Amortization of deferred
  compensation..................      --       --          --       --               --             115             --        115
Dividends paid to common and
  preferred stockholders........      --       --          --       --               --              --        (71,093)   (71,093)
Net income......................      --       --          --       --               --              --         38,869     38,869
                                  ------      ---      ------      ---         --------         -------      ---------   --------
BALANCE AT DECEMBER 31, 2000....  26,992      $27      10,098      $10         $763,974         $(1,143)     $ (94,012)  $668,856
                                  ------      ---      ------      ---         --------         -------      ---------   --------
Exercise of stock options.......       5       --          --       --              327              --             --        327
Conversion of Operating
  Partnership units into common
  stock.........................       2       --          --       --           (1,135)             --             --     (1,135)
Common and preferred stock
  repurchases...................     (60)      --          --       --           (1,116)             --             --     (1,116)
Amortization of deferred
  compensation..................      --       --          --       --               --             198             --        198
Unrealized gain on marketable
  securities....................      --       --          --       --               --              --             31         31
Dividends paid to common and
  preferred stockholders........      --       --          --       --               --              --        (64,886)   (64,886)
Net income......................      --       --          --       --               --              --         43,875     43,875
                                  ------      ---      ------      ---         --------         -------      ---------   --------
BALANCE AT DECEMBER 31, 2001....  26,939      $27      10,098      $10         $762,050         $  (945)     $(114,992)  $646,150
                                  ======      ===      ======      ===         ========         =======      =========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 43,875   $ 38,869   $ 50,286
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................    47,892     59,490     58,295
    Amortization of loan fees, included in interest
     expense................................................     1,574      2,504      2,035
    Accrued interest on mortgage loans receivable...........    (1,811)    (2,075)    (1,246)
    Minority interest in income from operations.............     2,745      2,157      3,647
    Equity in earnings of Associated Company................        --     (1,455)    (1,222)
    Equity in (earnings) losses of unconsolidated operating
     joint ventures.........................................      (246)       386        310
    Loss on sale of mortgage loan receivable................        --         --      1,229
    Net gain on sales of real estate assets.................      (884)   (21,495)    (9,013)
    Net loss (gain) on early extinguishment of debt.........     1,732      7,910       (984)
    Provision for impairment of real estate assets..........        --      4,800         --
    Provision for impairment of non-real estate assets......        --      4,404         --
    Amortization of deferred compensation...................       198        115        118
    Changes in certain assets and liabilities, net..........   (15,356)    (9,556)   (11,788)
                                                              --------   --------   --------
      Net cash provided by operating activities.............    79,719     86,054     91,667
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net proceeds from sales of real estate assets.............   107,314    468,432    144,846
  Additions to real estate assets...........................  (131,893)   (72,753)   (51,227)
  Deposits on prospective acquisitions......................        --     (2,273)        --
  Investments in land and development.......................   (49,707)   (48,356)   (10,203)
  Investments in unconsolidated operating joint ventures....       (86)    (3,845)    (5,989)
  Distributions from unconsolidated operating joint
    ventures................................................        --        535         --
  Additions to mortgage loans receivable....................        --         --     (1,141)
  Principal payments from mortgage loans receivable.........        --      2,407      5,996
  Repayment of notes receivable.............................        --      3,040         --
  Payments from affiliates..................................        --        200        900
  Contribution to Associated Company........................        --        (25)        --
  Distributions from Associated Company.....................        --      1,258        625
  Merger of Associated Company and the Company..............        --      7,705         --
                                                              --------   --------   --------
      Net cash (used for) provided by investing
       activities...........................................   (74,372)   356,325     83,807
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings..................................   447,688    310,360    342,348
  Repayment of borrowings...................................  (479,306)  (485,336)  (403,162)
  Prepayment penalties on repayment of borrowings...........      (849)    (2,708)    (2,026)
  Contributions from minority interest holders..............       147         --         --
  Distributions to minority interest holders................    (5,137)    (5,990)    (7,050)
  Dividends paid to common and preferred stockholders.......   (64,886)   (71,093)   (75,087)
  Exercise of stock options.................................       327        686      1,275
  Repurchases of common stock...............................    (1,116)   (74,066)   (27,129)
  Repurchases of preferred stock............................        --    (18,519)    (2,518)
                                                              --------   --------   --------
      Net cash used for financing activities................  (103,132)  (346,666)  (173,349)
                                                              --------   --------   --------
Net (decrease) increase in cash and cash equivalents........  $(97,785)  $ 95,713   $  2,125
Cash and cash equivalents at beginning of year..............   102,195      6,482      4,357
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $  4,410   $102,195   $  6,482
                                                              ========   ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest (net of capitalized interest of
    $4,573, $3,777 and $2,675 in 2001, 2000 and 1999,
    respectively)...........................................  $ 37,483   $ 62,645   $ 63,316
                                                              ========   ========   ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Assumption of mortgage loans in acquisition of real
    estate..................................................  $ 82,203   $  4,300   $ 39,275
                                                              ========   ========   ========
  Disposition of real estate involving buyer's assumption of
    mortgage loans..........................................  $  4,248   $120,517   $     --
                                                              ========   ========   ========
  Acquisition of real estate assets from development
    alliances and unconsolidated operating joint ventures...  $ 39,250   $    327   $    597
                                                              ========   ========   ========
  Conversion of Operating Partnership units into common
    stock, at market value on date of issuance..............  $  1,135   $  5,915   $  8,822
                                                              ========   ========   ========
  Redemption of Operating Partnership units.................  $     --   $  2,586   $     --
                                                              ========   ========   ========
  Issuance of Common Stock in merger of Associated Company
    and the Company.........................................  $     --   $  2,615   $     --
                                                              ========   ========   ========
  Unrealized gain on marketable securities..................  $     31   $     --   $     34
                                                              ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATION

     Glenborough Realty Trust Incorporated (the "Company") was incorporated in the State of Maryland on August 26, 1994. The Company commenced operations on January 1, 1996. The Company has elected to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). The common and preferred stock of the Company (the "Common Stock" and the "Preferred Stock", respectively) are listed on the New York Stock Exchange ("NYSE") under the trading symbols "GLB" and "GLB Pr A", respectively.

     As of December 31, 2001, 26,938,804 shares of Common Stock and 10,097,800 shares of Preferred Stock were issued and outstanding. Common and preferred shares authorized are 188,000,000 and 12,000,000, respectively. Assuming the issuance of 3,068,463 shares of Common Stock issuable upon redemption of 3,068,463 partnership units in the Operating Partnership (as defined below), there would be 30,007,267 shares of Common Stock outstanding as of December 31, 2001. In 1999 and 2000, the Company's Board of Directors authorized the repurchase of up to approximately 8.2 million shares of common stock and approximately 1.7 million shares of preferred stock. As of December 31, 2001, 6,146,816 shares of Common Stock and 1,402,200 shares of Preferred Stock have been repurchased at a total cost of approximately $123 million.

     The Company's Preferred Stock has a $25.00 per share liquidation preference and is convertible at any time at the option of the holder thereof into shares of Common Stock at an initial conversion price of $32.83 per share of Common Stock (equivalent to a conversion rate of 0.7615 shares of Common Stock for each share of Series A Convertible Preferred Stock), subject to adjustment in certain circumstances. Except in certain instances relating to the preservation of the Company's status as a REIT, the 7 3/4% Series A Convertible Preferred Stock is not redeemable prior to January 16, 2003. On and after January 16, 2003, the Series A Preferred Stock may be redeemed at the option of the Company, in whole or in part, initially at 103.88% of the liquidation preference per share, and thereafter at prices declining to 100% of the liquidation preference on and after January 16, 2008, plus in each case accumulated, accrued and unpaid dividends, if any, to the redemption date.

     To maintain the Company's qualification as a REIT, no more than 50% of the value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer individuals (defined to include certain entities), applying certain constructive ownership rules. To help ensure that the Company will not fail this test, the Company's Articles of Incorporation provide for certain restrictions on the transfer of the Common Stock to prevent further concentration of stock ownership.

     The Company, through its majority owned subsidiaries, is engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of various income-producing properties. The Company's principal consolidated subsidiary, in which it holds a 1% general partner interest and a 88.77% limited partner interest at December 31, 2001, is Glenborough Properties, L.P. (the "Operating Partnership"). Each of the holders of the remaining interests in the Operating Partnership ("OP Units") has the option to redeem its OP Units and to receive, at the option of the Company, in exchange for each OP Unit, either (i) one share of common stock of the Company, or (ii) cash equal to the fair market value of one share of common stock of the Company. As of December 31, 2001, the Operating Partnership, directly and through the subsidiaries in which it and the Company own 100% of the ownership interests, controls a portfolio of 79 real estate projects.

     Prior to October 24, 2000, the Operating Partnership held 100% of the non-voting preferred stock of Glenborough Corporation ("GC" or the "Associated Company"). GC provided partnership administration, asset management, property management and development services to a group of unaffiliated partnerships, which included three public partnerships sponsored by Rancon Financial Corporation, an unaffiliated corporation which has real estate assets in the Inland Empire region of Southern California (the "Rancon Partnerships").

                     GLENBOROUGH REALTY TRUST INCORPORATED

     Effective October 24, 2000, GC merged with the Company. In the merger, the Company received the net assets of GC, including the contract to manage the Rancon Partnerships, in exchange for its preferred stock of GC. In addition, the Company redeemed GC's OP units and issued approximately 162,000 shares of common stock to GC's common stock holders.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The accompanying financial statements present the consolidated financial position of the Company and its subsidiaries as of December 31, 2001 and 2000, and the consolidated results of operations and cash flows of the Company and its subsidiaries for the years ended December 31, 2001, 2000 and 1999. All significant intercompany transactions, receivables and payables have been eliminated in consolidation.

  RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform with the current year presentation, with no effect on consolidated results of operations.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the results of operations during the reporting period. Actual results could differ from those estimates.

  NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. SFAS No. 133 was originally effective for fiscal years beginning after June 15, 1999, with early adoption permitted. In June 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133" was issued which, among other things, deferred the final implementation to fiscal years beginning after June 15, 2000. SFAS No. 133 provides comprehensive guidelines for the recognition and measurement of derivatives and hedging activities and specifically requires all derivatives to be recorded on the balance sheet at fair value. Upon implementation, this pronouncement did not have a material effect on the Company's consolidated financial position, results of operations and financial statement presentation.

     In June 2001, the Financial Accounting Standards Board (FASB) approved for issuance SFAS No. 141, "Business Combinations." SFAS No. 141 requires that all business combinations initiated after June 30, 2001, use the purchase method of accounting. The pooling-of-interests method of accounting is prohibited except for transactions initiated before July 1, 2001. This standard did not have a material impact on the Company's consolidated financial position or results of operations.

     In June 2001, the FASB approved for issuance SFAS No. 142, "Goodwill and Other Intangible Assets." The provisions of SFAS No. 142 will be effective January 1, 2002, for the Company. Under SFAS No. 142, goodwill and intangible assets with indefinite lives will not be amortized but will be tested for impairment annually using a fair value approach, except in certain circumstances, and whenever there is an impairment indicator. Other intangible assets will continue to be valued and amortized over their estimated lives. Management does not expect this standard to have a material impact on the Company's consolidated financial position or results of operations.

                     GLENBOROUGH REALTY TRUST INCORPORATED

     In June 2001, the FASB approved for issuance SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and that the associated asset retirement costs be capitalized as part of the carrying value of the related long-lived asset. SFAS No. 143 will be effective January 1, 2003 for the Company. Management does not expect this standard to have a material impact on the Company's consolidated financial position or results of operations.

     In August 2001, the FASB approved for issuance SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 broadens the presentation of discontinued operations to include more transactions and eliminates the need to accrue for future operating losses. Additionally, SFAS No. 144 prohibits the retroactive classification of assets as held for sale and requires revisions to the depreciable lives of long-lived assets to be abandoned. SFAS No. 144 will be effective January 1, 2002 for the Company. Management is currently assessing the impact of this new standard on the Company's consolidated financial position and results of operations.

  RENTAL PROPERTIES

     Rental properties are stated at cost, net of accumulated depreciation, unless circumstances indicate that cost, net of accumulated depreciation, cannot be recovered, in which case, the carrying value of the property is reduced to estimated fair value. Estimated fair value: (i) is based upon the Company's plans for the continued operation of each property; and (ii) is computed using estimated sales price, as determined by prevailing market values for comparable properties and/or the use of capitalization rates multiplied by annualized net operating income based upon the age, construction and use of the building. The fulfillment of the Company's plans related to each of its properties is dependent upon, among other things, the presence of economic conditions which will enable the Company to continue to hold and operate the properties prior to their eventual sale. Due to uncertainties inherent in the valuation process and in the economy, it is reasonably possible that the actual results of operating and disposing of the Company's properties could be materially different than current expectations.

     Depreciation is provided using the straight line method over the useful lives of the respective assets. The useful lives are as follows:

Buildings and Improvements..........................  10 to 40 years
Tenant Improvements.................................  Term of the related lease
Furniture and Equipment.............................  5 to 7 years

     Expenditures for maintenance and repairs are charged to operations as incurred. Maintenance expenditures include planned major maintenance activities such as painting, paving, HVAC and roofing repair costs. The Company expenses costs as incurred and does not accrue in advance of planned major maintenance activities. Significant renovations or betterments that extend the economic useful lives of assets are capitalized.

  INVESTMENTS IN LAND AND DEVELOPMENT

     The Company, through mezzanine loans and equity contributions, invests in various development alliances with projects currently under development. The interest on advances and other direct project costs incurred by the Company are capitalized to the investments during the period in which the projects are under development. See Note 4 for further discussion.

                     GLENBOROUGH REALTY TRUST INCORPORATED

  INVESTMENTS IN UNCONSOLIDATED OPERATING JOINT VENTURES

     The Company's investments in operating joint ventures are accounted for using the equity method. The Company does not hold a controlling interest in any operating joint venture. See Note 5 for further discussion.

  MORTGAGE LOANS RECEIVABLE

     The Company monitors the recoverability of its mortgage loans receivable through ongoing contact with the borrowers to ensure timely receipt of interest and principal payments, and where appropriate, obtains financial information concerning the operation of the properties. Interest on mortgage loans receivable is recognized as revenue as it accrues during the period the loan is outstanding. Mortgage loans receivable will be evaluated for impairment if it becomes evident that the borrower is unable to meet its debt service obligations in a timely manner and cannot satisfy its payments using sources other than the operations of the property securing the loan. If it is concluded that such circumstances exist, then such loan will be considered to be impaired and its recorded amount will be reduced to the estimated fair value of the collateral securing it. Interest income will also cease to accrue under such circumstances. Due to uncertainties inherent in the valuation process, it is reasonably possible that the amount ultimately realized from the Company's collection on its mortgage loans receivable will be different than the recorded amounts. See
Note 6 for further discussion.

  CASH AND CASH EQUIVALENTS

     The Company considers short-term investments (including certificates of deposit) with a maturity of three months or less at the time of investment to be cash equivalents.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

     Based on the borrowing rates currently available to the Company, the carrying amount of debt approximates fair value. Cash and cash equivalents consist of demand deposits and certificates of deposit with financial institutions. The carrying amount of cash and cash equivalents as well as the mortgage loans receivable described above, approximates fair value.

 DERIVATIVE FINANCIAL INSTRUMENTS

     The Company may use derivative financial instruments in the event that it believes such instruments will be an effective hedge against fluctuations in interest rates on a specific borrowing. Derivative financial instruments such as forward rate agreements or interest rate swaps may be used in this capacity. To the extent such instruments do not qualify as hedges, they will be accounted for on a mark-to-market basis and recorded in earnings each period as appropriate.

     At December 31, 2001 and 2000, the Company was not a party to any open interest rate protection agreements other than the interest rate cap contract entered into in December 2001 as discussed in Note 8.

 DEFERRED FINANCING AND OTHER FEES

     Fees paid in connection with the financing and leasing of the Company's properties are amortized over the term of the related notes payable or leases and are included in other assets.

 MINORITY INTEREST

     Minority interest represents the 10.23% and 10.24% limited partner interests in the Operating Partnership not held by the Company at December 31, 2001 and 2000, respectively.

                     GLENBOROUGH REALTY TRUST INCORPORATED

 REVENUES

     All leases are classified as operating leases. Rental revenue is recognized as earned over the terms of the related leases.

     Reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenue in the period the applicable expenses are incurred. Differences between estimated and actual amounts are recognized in the subsequent year.

     For the years ended December 31, 2001, 2000 and 1999, no tenants represented 10% or more of rental revenue of the Company.

     Fee and reimbursement revenue consists of property management fees, overhead administration fees, and transaction fees from the acquisition, disposition, refinancing, leasing and construction supervision of real estate for unconsolidated affiliates.

     The Company recognizes rental revenue on a straight-line basis at amounts that it believes it will collect on a tenant by tenant basis. The estimation process may result in higher or lower levels from period to period as the Company's collection experience and the credit quality of the Company's tenants changes. Actual amounts collected could be lower or higher than the amounts recognized on a straight-line basis if specific tenants are unable to pay rent that the Company has previously recognized as revenue, or if other tenants remain whom the Company previously believed would not.

     The Company's portfolio of leases turns over continuously, with the number and value of expiring leases varying from year to year. The Company's ability to re-lease the space to existing or new tenants at rates equal to or greater than those realized historically is impacted by, among other things, the economic conditions of the market in which a property is located, the availability of competing space, and the level of improvements which may be required at the property. No assurance can be given that the rental rates that the Company will obtain in the future will be equal to or greater than those obtained under existing contractual commitments.

 INCOME TAXES

     The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Code. As a REIT, the Company generally will not be subject to Federal income tax to the extent that it distributes at least 90% of its REIT taxable income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to Federal income and excise taxes on its undistributed income. For the years ended December 31, 2001, 2000 and 1999, approximately 5%, 0% and 24%, respectively, of the dividends paid to common stockholders represented a return of capital for income tax purposes. For the years ended December 31, 2001, 2000 and 1999, none of the dividends paid to preferred stockholders represented a return of capital for income tax purposes. In addition, for the years ended December 31, 2001, 2000 and 1999, the Company elected to distribute all of its taxable capital gain. Approximately 2%, 4% and 6% of the dividends paid to common and preferred stockholders represents a dividend taxable as long term capital gain and approximately 1%, 27% and 0% represents a dividend taxable as unrecaptured Section 1250 gain for the years ended December 31, 2001, 2000 and 1999, respectively.

                     GLENBOROUGH REALTY TRUST INCORPORATED

NOTE 3.  RENTAL PROPERTY

     The cost and accumulated depreciation of rental property as of December 31, 2001 and 2000 are as follows (in thousands):

                                                BUILDINGS
                                                   AND                     ACCUMULATED    NET RECORDED
                                      LAND     IMPROVEMENTS   TOTAL COST   DEPRECIATION      VALUE
                                    --------   ------------   ----------   ------------   ------------
2001:
Office properties.................  $112,687    $  841,178    $  953,865    $(106,511)     $  847,354
Industrial properties.............    67,097       252,692       319,789      (35,944)        283,845
Retail properties.................     1,517         4,609         6,126         (591)          5,535
Multifamily properties and
  other...........................     5,464        52,778        58,242       (3,152)         55,090
                                    --------    ----------    ----------    ---------      ----------
Total.............................  $186,765    $1,151,257    $1,338,022    $(146,198)     $1,191,824
                                    ========    ==========    ==========    =========      ==========
2000:
Office properties.................  $ 98,908    $  724,735    $  823,643    $ (79,976)     $  743,667
Industrial properties.............    68,486       240,075       308,561      (27,896)        280,665
Retail properties.................     8,960        35,608        44,568       (5,947)         38,621
Multifamily properties and
  other...........................     2,826        28,968        31,794       (1,242)         30,552
                                    --------    ----------    ----------    ---------      ----------
Total.............................  $179,180    $1,029,386    $1,208,566    $(115,061)     $1,093,505
                                    ========    ==========    ==========    =========      ==========

 ACQUISITIONS

     In the fourth quarter of 2001, the Company acquired a 133,000 square foot multi-tenant office building located in Alexandria, Virginia, and a 112,000 square foot multi-tenant office building and 3 1/2 level parking garage located in Newport Beach, California. The aggregate acquisition costs of approximately $54.5 million were funded primarily with the proceeds from property sales and tax-deferred exchanges.

     In the second quarter of 2001, the Company acquired its venture partner's interest in Canyons I and Santa Fe Ranch, two multifamily properties with a combined total of 706 units located in Fort Worth, Texas and Irving, Texas, respectively. The aggregate acquisition costs of approximately $42 million consisted of approximately $1.5 million in cash and the assumption of approximately $40.5 million in debt. In addition, the Company acquired Gateway 19, a 166,000 square foot industrial property located in Aurora, Colorado, from another development alliance. The total acquisition cost of $6.8 million consisted of proceeds from a tax-deferred exchange, a draw on the Credit Facility (as defined in Note 8) and the assumption of approximately $4.7 million in debt.

     Also in the second quarter of 2001, the Company acquired from a joint venture partner Rockwall I and II, a two-building, 343,000 square foot office property located in Rockville, Maryland. The total acquisition cost of approximately $58.8 million consisted of proceeds from tax-deferred exchanges, a draw on the Credit Facility (as defined in Note 8) and the assumption of $37 million in debt.

     In the first quarter of 2001, the Company acquired Creekside Business Park, a 171,000 square foot office property located in Dublin, California. The total acquisition cost of approximately $30 million consisted primarily of proceeds from tax-deferred exchanges and a draw on the Credit Facility (as defined in Note 8).

     During the year ended December 31, 2000, the Company acquired four properties which consisted of approximately 449,000 square feet of office and industrial space and 234 multifamily units and had aggregate acquisition costs of approximately $76 million.

                     GLENBOROUGH REALTY TRUST INCORPORATED

     During the year ended December 31, 1999, the Company acquired nine properties which consisted of approximately 711,000 square feet of office and industrial space and 381 multifamily units and had aggregate acquisition costs of approximately $98 million.

 DISPOSITIONS

     During the year ended December 31, 2001, the Company sold 14 properties, including six office, three industrial, four retail and one multifamily. The assets were sold for an aggregate sales price of approximately $115.5 million and generated an aggregate net gain of approximately $884,000. These transactions are reflected as the net gain on sales of real estate assets on the accompanying consolidated statement of income for the year ended December 31, 2001.

     During the year ended December 31, 2000, the Company sold 64 properties, including ten office, twelve industrial, five retail, 36 multifamily and one hotel. The assets were sold for an aggregate sales price of approximately $1 billion and generated an aggregate net gain of approximately $21.5 million. These transactions are reflected as the net gain on sales of real estate assets on the accompanying consolidated statement of income for the year ended December 31, 2000.

     During the year ended December 31, 1999, the Company sold 34 properties, including eight office, 13 office/flex, seven industrial, three retail, one multifamily, two hotels and a partial interest in a REIT. The assets were sold for an aggregate sales price of approximately $185 million and generated an aggregate net gain of approximately $9 million. These transactions are reflected as the net gain on sales of real estate assets on the accompanying consolidated statement of income for the year ended December 31, 1999.

     The Company leases its commercial and industrial property under non-cancelable operating lease agreements. Future minimum rents to be received as of December 31, 2001 are as follows (in thousands):

YEAR ENDING
DECEMBER 31,
------------
2002......................................................  $143,652
2003......................................................   125,103
2004......................................................   102,651
2005......................................................    78,228
2006......................................................    58,760
Thereafter................................................   132,270
                                                            --------
                                                            $640,664
                                                            ========

NOTE 4.  INVESTMENTS IN LAND AND DEVELOPMENT

     The Company is independently developing approximately 436,000 square feet of commercial property in California, Colorado, New Jersey and Maryland. As of December 31, 2001, the Company had invested approximately $41.1 million in these projects. Additionally, the Company has approximately 119 acres of land with a book value of approximately $19.6 million as of December 31, 2001. This land has potential for future development of approximately 1,355,000 square feet of office space. The Company is obligated to fund approximately $5.5 million to these developments in 2002. The loans secured by certain of these development properties contain recourse provisions to the Company in the aggregate amount of $26.5 million, however, some of the loans were not fully drawn as of December 31, 2001.

     The Company is currently involved in a number of alliances for the development of approximately 911,000 square feet of commercial properties in California and Colorado. The alliances grant the Company certain rights to purchase the properties upon completion of development. As of December 31, 2001, the

                     GLENBOROUGH REALTY TRUST INCORPORATED

Company had invested approximately $11.2 million in these alliances and had acquired properties from them aggregating approximately $114.2 million. The Company has no further contractual obligations for the future funding of these developments; however, the Company will likely be funding a portion of their working capital needs until such time as other financing is obtained. Under these alliances, the Company has provided an aggregate of $12.8 million in debt guarantees, however, some of the loans were not fully drawn as of December 31, 2001.

     Additionally, the Company has formed two joint ventures (the "Pauls Joint Ventures") with the Pauls Corporation ("Pauls"). The Company and Pauls each own an equal 50% interest in the Pauls Joint Ventures. The Company accounts for its investment in the Pauls Joint Ventures using the equity method. In the fourth quarter of 2000, the Pauls Joint Ventures acquired two sites aggregating 35.54 acres in the San Francisco Bay Area for mixed use development. As of December 31, 2001, the Company had invested approximately $26.2 million in these developments. The Company has no further contractual obligations for the future funding of these developments; however, the Company will likely be funding a portion of their working capital needs until such time as other financing is obtained. In addition, the loans secured by certain of these development properties contain recourse provisions to the Company in the aggregate amount of $24.8 million, however, some of the loans were not fully drawn as of December 31, 2001.

NOTE 5.  INVESTMENTS IN UNCONSOLIDATED OPERATING JOINT VENTURES

     The Company's investments in unconsolidated operating joint ventures are accounted for using the equity method. The Company records earnings on its investments equal to its ownership interest in the venture's earnings (losses). Distributions are recorded as a reduction of the Company's investment.

     The Company's investments in unconsolidated operating joint ventures consist of the following as of December 31, 2001 and 2000 (dollars in thousands):

                                                                                                INVESTMENT
                                                                                                BALANCE AT
                                                                                               DECEMBER 31,
                           OWNERSHIP              PROPERTY          SQUARE      PROPERTY      ---------------
JOINT VENTURE               INTEREST              LOCATION          FOOTAGE       TYPE         2001     2000
-------------          ------------------   ---------------------   -------   -------------   ------   ------
Rincon Center I &             10%           San Francisco,          757,000     Mixed-Use     $4,045   $3,952
  II.................                       California
Rockwall I & II......         10%           Rockville, Maryland     343,000        Office         --(1)  1,326
2000 Corporate                10%           McLean, Virginia        256,000        Office      4,044    3,841
  Ridge..............
                                                                                              ------   ------
                                                                                              $8,089   $9,119
                                                                                              ======   ======

---------------

(1) In the second quarter of 2001, the Company acquired 100% of Rockwall I and II from the joint venture. See Note 3 for further discussion.

NOTE 6.  MORTGAGE LOANS RECEIVABLE

     The Company holds a first mortgage of approximately $39.1 million, including accrued interest, at December 31, 2001, secured by land at Gateway Park in Aurora, Colorado. The loan bears interest at a fixed rate of 13% and matures in July 2005. Periodic payments of interest and principal are received on the loan from proceeds of land parcel sales in the project. Gateway Park is a development project where the Company and the Pauls Corporation have an alliance and where the Company has also acquired property. In this arrangement, the Company has rights under certain conditions and subject to certain contingencies to purchase the properties upon completion of development and, thus, through this arrangement, the Company could acquire up to 5 million square feet of office and industrial space over the next ten years.

                     GLENBOROUGH REALTY TRUST INCORPORATED

NOTE 7.  OTHER ASSETS

     As of December 31, 2001 and 2000, other assets on the consolidated balance sheets consists of the following (in thousands):

                                                               2001      2000
                                                              -------   -------
Accounts receivable, net....................................  $ 3,011   $ 2,463
Prepaid expenses............................................    4,188     6,632
Impound accounts............................................    4,901     7,792
Deferred leasing and financing costs, net...................   22,983    18,837
Investment in management contracts..........................    2,963     3,567
Corporate office fixed assets, net..........................    2,936     2,822
Marketable securities, at fair value........................    3,157        --
Other.......................................................    2,775       690
                                                              -------   -------
Total other assets..........................................  $46,914   $42,803
                                                              =======   =======

                     GLENBOROUGH REALTY TRUST INCORPORATED

NOTE 8.  SECURED AND UNSECURED LIABILITIES

     The Company had the following mortgage loans, bank lines, and notes payable outstanding as of December 31, 2001 and 2000 (in thousands):

                                                                2001       2000
                                                              --------   --------
Secured loans with various lenders, bearing interest at
fixed rates between 6.77% and 8.47%, with monthly principal
and interest payments ranging between $19 and $391 and
maturing at various dates through July 1, 2008. These loans
are secured by properties with an aggregate net carrying
value of $403,982 and $303,532 at December 31, 2001 and
2000, respectively..........................................  $267,728   $171,144
Secured loans with various lenders, bearing interest at
variable rates ranging between 4.12% and 4.37% at December
31, 2001 and 8.11% and 9.06% at December 31, 2000, and
maturing at various dates through November 28, 2003. These
loans are secured by properties with an aggregate net
carrying value of $124,381 and $119,008 at December 31, 2001
and 2000, respectively......................................    99,247    108,581
Secured loan with a bank, net of unamortized discount of
$2,110 and $2,418 at December 31, 2001 and December 31,
2000, respectively. The loan has a fixed interest rate of
6.125%, a November 10, 2008 maturity date, and requires
monthly principal and interest payments of $754. This loan
is secured by properties with an aggregate net carrying
value of $210,928 and $213,347 at December 31, 2001 and
2000, respectively..........................................   116,133    117,476
Secured loan with an insurance company, net of unamortized
discount of $959 and $1,100 at December 31, 2001 and
December 31, 2000, respectively. The loan has both a fixed
rate and a variable rate component. The fixed rate component of $52,812 bears interest at 6.125%, matures on November 10,
2008, and requires monthly principal and interest payments
of $343. An additional variable rate financing of $52,500
was entered into in December 2001 (see below) and bears
interest at a floating rate of 30-day LIBOR plus 3.25%
(5.12% at December 31, 2001), matures on December 11, 2004,
and requires monthly interest-only payments. The loans are
cross-collateralized and are secured by properties with an
aggregate net carrying value of $167,563 and $108,720 at
December 31, 2001 and 2000, respectively....................   105,312     53,423
                                                              --------   --------
Total mortgage loans........................................   588,420    450,624
                                                              --------   --------
Unsecured $125,000 term loan with a group of commercial
banks with a variable interest rate of LIBOR plus 1.75%,
monthly interest only payments and a maturity date of June
10, 2002. This loan was paid off in the second quarter of
2001 (see below)............................................        --    125,000
Unsecured $180,000 line of credit with a group of commercial banks ("Credit Facility") with a variable interest rate of
LIBOR plus 1.625% at December 31, 2001 and 2000 (3.50% and
8.19%, respectively), monthly interest only payments and a
maturity date of June 10, 2003, with one option to extend
for 10 years................................................    64,594     31,053
                                                              --------   --------
Total secured and unsecured liabilities.....................  $653,014   $606,677
                                                              ========   ========

     In the fourth quarter of 2001, the Company closed a $27 million secured loan which replaced four existing loans secured by seven of the Gateway Park Industrial properties located in Aurora, Colorado. The previous loans had an aggregate balance of approximately $26 million, with approximately $17 million bearing fixed interest rates ranging between 7.24% and 7.57% and maturing on May 10, 2007, and approximately $9 million bearing a floating rate of LIBOR plus 1.55% and maturing at various dates in the fourth quarter of 2001. The new loan has a maturity date of May 10, 2007 and bears interest at a fixed rate of 7.24%. The excess proceeds from the new loan were used to paydown the Credit Facility as discussed below.

                     GLENBOROUGH REALTY TRUST INCORPORATED

     In the fourth quarter of 2001, the Company closed a $52.5 million secured loan with an insurance company ("Secured Financing"). The Secured Financing is an expansion of an existing $53 million loan secured by nine properties, with a maturity date of November 10, 2008 and a fixed interest rate of 6.125%. The additional $52.5 million loan bears interest at a floating rate of 30-day LIBOR plus 3.25% (5.12% at December 31, 2001) and has a separate initial maturity of December 11, 2004, with two one-year extension options. The two loans are cross-collateralized and, after the addition of two properties to the loan pool, are secured by eleven properties with an aggregate net book value of approximately $168 million at December 31, 2001. The excess proceeds from the Secured Financing were used to paydown the Credit Facility as discussed below.

     In connection with the Secured Financing, the Company entered into an interest rate cap agreement to hedge increases in 30-day LIBOR rates above a specified level. The agreement is for a term concurrent with the Secured Financing, is indexed to a 30-day LIBOR rate, is for a notional amount equal to the maximum amount available on the Secured Financing, and caps 30-day LIBOR to a maximum of 6%. As of December 31, 2001, the 30-day LIBOR rate was 1.87%. The Company paid a $594,000 fee at the inception of the cap agreement which is being amortized as additional interest expense over the life of the agreement.

     In the third quarter of 2001, the Company closed a $45 million secured loan with an insurance company. The new loan replaced an existing loan secured by Rockwall I and II located in Rockville, Maryland. The previous loan of $37 million, which was assumed through the acquisition of Rockwall I and II (see below), had a floating rate of LIBOR plus 2.50% and a maturity date of June 30, 2004, and was paid off with the proceeds from the new secured loan which has a maturity date of October 1, 2006, and bears interest at a fixed rate of 6.77%. The excess proceeds from the new loan were used to pay down the Credit Facility as discussed below.

     In the third quarter of 2001, the Company closed a $29 million secured loan with an insurance company. The new secured loan replaced the three existing loans (including two construction loans) on the first three phases of Bridgewater Executive Quarters located in Bridgewater, New Jersey. The previous loans totaling approximately $24.6 million were paid off with the proceeds from the new secured loan which has a maturity date of August 1, 2006 and bears interest at a fixed rate of 6.83%. The excess proceeds from the new loan were used to pay down the Credit Facility as discussed below.

     In the third quarter of 2001, the Company closed an $8 million secured loan with an insurance company. The loan is secured by an office property located in Parsippany, New Jersey, has a maturity date of August 1, 2006, and bears interest at a fixed rate of 6.86%. The proceeds from the new loan were used to pay down the Credit Facility as discussed below.

     In the second quarter of 2001, through the acquisition of Canyons I (see
Note 3), the Company assumed a $19.1 million loan. The loan has a maturity date of March 31, 2002, and bears interest at the floating rate of LIBOR plus 2.25%. The interest rate on this loan at December 31, 2001 was 4.12%.

     In the second quarter of 2001, through the acquisition of Santa Fe Ranch (see Note 3), the Company assumed a $21.4 million loan. The loan had a maturity date of March 31, 2002, and a floating interest rate of LIBOR plus 2%. This loan was paid off with the sale of the Santa Fe Ranch property in the fourth quarter of 2001.

     In the second quarter of 2001, through the acquisition of Gateway 19 (see
Note 3), the Company assumed a $4.7 million loan. The loan had a maturity date of December 1, 2001, and a floating interest rate of LIBOR plus 1.55%. This loan was paid off in the fourth quarter of 2001 with proceeds from the Gateway refinance discussed above.

                     GLENBOROUGH REALTY TRUST INCORPORATED

     In the second quarter of 2001, through the acquisition of Rockwall I and II (see Note 3), the Company assumed a $37 million loan. The loan had a maturity date of June 30, 2004 and a floating rate of LIBOR plus 2.5%. This loan was refinanced in the third quarter of 2001 (see above).

     In the second quarter of 2001, the Company closed a $22 million secured loan with an insurance company. The new secured loan replaced the existing loan on Montrose Office Park located in Rockville, Maryland. The existing loan of $15.1 million had a floating rate of LIBOR plus 2.50% and a maturity date of June 29, 2001, and was paid off with the proceeds from the new secured loan which has a maturity date of June 28, 2006, and bears interest at a fixed rate of 6.83%. The excess proceeds from the new loan were used to pay down the Credit Facility as discussed below.

     In the first and second quarters of 2001, the Company paid off its unsecured term loan with the proceeds from the sale of its multifamily portfolio on December 29, 2000, and a draw on the Credit Facility, as discussed below.

     In the first quarter of 2001, the Company obtained a $14 million construction loan to build a 96,000 square foot office property in Bridgewater, New Jersey. Approximately $8.4 million was outstanding at December 31, 2001. The loan has a maturity date of January 5, 2003, and bears interest at the floating rate of LIBOR plus 2.35%. The interest rate on this loan at December 31, 2001 was 4.22%.

     Outstanding borrowings under the Credit Facility increased from $31,053,000 at December 31, 2000, to $64,594,000 at December 31, 2001. The increase was due to draws totaling $252,658,000 for the payoff of the unsecured term loan, stock repurchases and acquisitions, offset by pay downs totaling $219,117,000 generated from proceeds from the sales of properties, debt refinancing and cash from operations. In May 2001, the maturity date on the Credit Facility was extended from June 2002 to June 2003. In addition, the maximum amount of the Credit Facility was increased from $142 million to $180 million, with the additional proceeds applied to pay off the unsecured term loan, as discussed above. The Credit Facility requires, among other things, the Company to be in compliance with certain financial covenants and ratios. The Company has been in compliance during all of 2001 and remains in compliance at December 31, 2001.

     Some of the Company's properties are held in limited partnerships and limited liability companies in order to facilitate financing. All such entities are owned 100% directly or indirectly by the Company.

     The required principal payments on the Company's debt for the next five years and thereafter, as of December 31, 2001, are as follows (in thousands). Included in the year ending December 31, 2003, is the Credit Facility balance of $64,594 which has an initial maturity of June 10, 2003.

YEAR ENDING
DECEMBER 31,
------------
  2002....................................................  $ 75,694
  2003....................................................   137,179
  2004....................................................    62,235
  2005....................................................    24,917
  2006....................................................   106,732
  Thereafter..............................................   246,257
                                                            --------
  Total...................................................  $653,014
                                                            ========

NOTE 9.  NET GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT

     In connection with various loan payoffs, as discussed above, the Company recorded a net loss on early extinguishment of debt of $1,732,000 for the year ended December 31, 2001. This loss consists of the writeoff of unamortized original issuance costs and prepayment penalties.

                     GLENBOROUGH REALTY TRUST INCORPORATED

     Net loss on early extinguishment of debt of $7,910,000 during the year ended December 31, 2000, primarily consisted of $7,360,000 of losses due to prepayment penalties and writeoff of unamortized loan fees upon the payoff of approximately $257.4 million of the Company's mortgage loans which were paid off or assumed by the buyer in connection with the sale of the Company's multifamily portfolio. Additionally, in connection with the retirement of the Company's unsecured Series A Senior Notes, the Company recorded a net loss on early extinguishment of debt of $550,000 which consisted of $931,000 of gains on retirement offset by $1,481,000 of losses due to the writeoff of unamortized original issuance costs. These losses are included in the net loss on early extinguishment of debt in the Company's consolidated statement of income for the year ended December 31, 2000.

     Net gain on early extinguishment of debt of $984,000 during the year ended December 31, 1999, consisted of $3,115,000 of gains on retirement of Senior Notes offset by $2,026,000 of losses due to prepayment penalties and $105,000 of losses due to the writeoff of unamortized loan fees upon the early payoff of four loans. These loans were paid-off early when more favorable terms were obtained through new financing and upon the sale of the properties securing the loans.

NOTE 10.  RELATED PARTY TRANSACTIONS

     Fee and reimbursement income earned by the Company from related parties totaled $6,628,000, $3,713,000 and $3,312,000 for the years ended December 31, 2001, 2000 and 1999, respectively, and consisted of property management fees, asset management fees and other fee income. In addition, the Company paid GC property management fees and salary reimbursements totaling $931,000 and $1,572,000 for the years ended December 31, 2000 and 1999, respectively, for management of a portfolio of residential properties owned by the Company, which is included in property operating expenses and general and administrative expenses on the accompanying consolidated statements of income. As discussed in
Note 1, effective October 24, 2000, GC merged with the Company.

NOTE 11.  EARNINGS PER SHARE

     Earnings per share are as follows (in thousands, except for weighted average shares and per share amounts):

                                                               YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           2001          2000          1999
                                                        -----------   -----------   -----------
Net income available to common
  Stockholders -- Basic...............................  $    24,311   $    18,156   $    28,006
Minority interest.....................................        2,745         2,157         3,647
                                                        -----------   -----------   -----------
Net income available to common
  Stockholders -- Diluted.............................  $    27,056   $    20,313   $    31,653
                                                        ===========   ===========   ===========
Weighted average shares:
Basic.................................................   26,974,963    29,295,250    31,346,568
Stock options.........................................      469,834       249,200        95,026
Convertible Operating Partnership Units...............    3,072,728     3,479,352     4,081,033
                                                        -----------   -----------   -----------
Diluted...............................................   30,517,525    33,023,802    35,522,627
                                                        ===========   ===========   ===========
Basic earnings per share..............................  $      0.90   $      0.62   $      0.89
Diluted earnings per share............................  $      0.89   $      0.62   $      0.89

     The preferred stock has been excluded from the calculation of diluted earnings per share as it is anti-dilutive in all periods presented.

                     GLENBOROUGH REALTY TRUST INCORPORATED

NOTE 12.  STOCK COMPENSATION PLAN

     In May 1996, the Company adopted an employee stock incentive plan (the "Plan") to provide incentives to attract and retain high quality executive officers and key employees. Certain amendments to the Plan were ratified and approved by the stockholders of the Company at the Company's 1997 Annual Meeting of Stockholders. The Plan, as amended, provides for the grant of (i) shares of Common Stock of the Company, (ii) options, stock appreciation rights ("SARs") or similar rights with an exercise or conversion privilege at a fixed or variable price related to the Common Stock and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Common Stock of the Company or other securities issued by a related entity. Such awards include, without limitation, options, SARs, sales or bonuses of restricted stock, dividend equivalent rights ("DERs"), Performance Units or Preference Shares. The total number of shares of Common Stock available under the Plan is equal to the greater of 1,140,000 shares or 8% of the number of shares outstanding determined as of the day immediately following the most recent issuance of shares of Common Stock or securities convertible into shares of Common Stock; provided that the maximum aggregate number of shares of Common Stock available for issuance under the Plan may not be reduced. For purposes of calculating the number of shares of Common Stock available under the Plan, all classes of securities of the Company and its related entities that are convertible presently or in the future by the security holder into shares of Common Stock or which may presently or in the future be exchanged for shares of Common Stock pursuant to redemption rights or otherwise, shall be deemed to be outstanding shares of Common Stock. Notwithstanding the foregoing, the aggregate number of shares as to which incentive stock options, one type of security available under the Plan, may be granted under the Plan may not exceed 1,140,000 shares. In May 1999, the Company's stockholders approved the grant of 700,000 non-qualified stock options to Robert Batinovich, CEO of the Company, and 300,000 non-qualified stock options to Andrew Batinovich, COO of the Company, outside the Plan, at exercise prices ranging from $27.03 to $37.84. The Company accounts for the fair value of the options and bonus grants in accordance with APB Opinion No. 25. As of December 31, 2001, 103,062 shares of bonus grants were outstanding under the Plan. The fair value of the shares granted has been recorded as deferred compensation in the accompanying financial statements and will be charged to earnings ratably over the respective vesting periods that range from 2 to 7 years. As of December 31, 2001, 4,146,186 options to purchase shares of Common Stock were outstanding under the Plan, including the 1,000,000 stock options granted to Robert Batinovich and Andrew Batinovich as described above. The exercise price of each incentive stock option granted is greater than or equal to the per-share fair market value of the Common Stock on the date the option is granted and, as such, no compensation expense has been recognized. The options vest over periods between 1 and 6 years, and have a maximum term of 10 years.

     As permitted by Statement of Financial Accounting Standards No. 123 "Accounting for Stock-based Compensation" (SFAS 123), the Company has not changed its method of accounting for stock options but has provided the additional required disclosures. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans,

                     GLENBOROUGH REALTY TRUST INCORPORATED
consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except for per share amounts).

                                                                   2001      2000      1999
                                                                  -------   -------   -------
Net income............................  As reported               $24,311   $18,156   $28,006
                                        SFAS No. 123 Adjustment    (2,210)   (2,736)   (2,380)
                                                                  -------   -------   -------
                                        Pro forma                 $22,101   $15,420   $25,626
                                                                  =======   =======   =======
Basic earnings per share..............  As reported               $  0.90   $  0.62   $  0.89
                                        SFAS No. 123 Adjustment     (0.08)    (0.09)    (0.07)
                                                                  -------   -------   -------
                                        Pro forma                 $  0.82   $  0.53   $  0.82
                                                                  =======   =======   =======
Diluted earnings per share............  As reported               $  0.89   $  0.62   $  0.89
                                        SFAS No. 123 Adjustment     (0.07)    (0.08)    (0.07)
                                                                  -------   -------   -------
                                        Pro forma                 $  0.82   $  0.54   $  0.82
                                                                  =======   =======   =======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during 2001, 2000 and 1999, respectively: expected dividend yield of 9.09%, 10.44% and 10.22%, expected volatility of 28.42%, 28.77% and 29.93% and weighted average risk-free interest rate of 4.73%, 5.09% and 6.44%. Expected lives of 10, 7, 5 and 2 years were used in each of 2001, 2000 and 1999. Based on these assumptions, the weighted average fair value of options granted would be calculated as $1.68, $0.91 and $1.33 in 2001, 2000 and 1999, respectively. Compensation cost has been adjusted by 4.50%, 18.27% and 4.54% in 2001, 2000 and 1999, respectively, to account for assumed forfeitures based on historical experience and management expectations.

     A summary of the status of the Company's stock option plan as of December 31, 2001, 2000 and 1999, and changes during the years then ended is presented in the table below:

                                  2001                         2000                          1999
                       --------------------------   ---------------------------   --------------------------
                                    WEIGHTED AVG                  WEIGHTED AVG                 WEIGHTED AVG
                        SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                       ---------   --------------   ----------   --------------   ---------   --------------
Outstanding at
  beginning of
  year...............  3,683,186       $20.53        4,583,786       $22.13       3,787,293       $24.75
Granted..............    640,000       $17.79          497,000       $15.91       1,112,000       $13.07
Exercised............    (15,000)      $14.00          (53,500)      $15.00         (85,007)      $15.00
Forfeited/Cancelled...  (162,000)      $18.02       (1,344,100)      $24.36        (230,500)      $24.18
                       ---------       ------       ----------       ------       ---------       ------
Outstanding at end of
  year...............  4,146,186       $20.23        3,683,186       $20.53       4,583,786       $22.13
Exercisable at end of
  year...............  2,661,802       $22.23          948,332       $17.07       1,152,831       $21.69

                     GLENBOROUGH REALTY TRUST INCORPORATED

     The following table summarizes information about stock options outstanding at December 31, 2001:

                                           OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                            --------------------------------------------------   -------------------------------
                                NUMBER       WEIGHTED-AVERAGE     WEIGHTED-          NUMBER         WEIGHTED-
                            OUTSTANDING AT      REMAINING          AVERAGE       EXERCISABLE AT      AVERAGE
RANGE OF EXERCISE PRICES       12/31/01      CONTRACTUAL LIFE   EXERCISE PRICE      12/31/01      EXERCISE PRICE
------------------------    --------------   ----------------   --------------   --------------   --------------
$11.35 to $15.14..........    1,419,086         6.0 years           $13.41           964,670          $13.65
$15.14 to $18.92..........    1,122,500         7.8 years           $17.21           320,000          $16.79
$18.92 to $22.70..........      563,600         5.9 years           $21.32           349,012          $21.39
$22.70 to $26.49..........       29,000         4.7 years           $24.65            22,120          $24.54
$26.49 to $30.27..........      345,333         6.7 years           $27.13           339,333          $27.08
$30.27 to $34.06..........      333,333         6.8 years           $32.44           333,333          $32.44
$34.06 to $37.84..........      333,334         6.8 years           $37.84           333,334          $37.84
                              ---------         ---------           ------         ---------          ------
                              4,146,186                             $20.23         2,661,802          $22.23

NOTE 13.  RETIREMENT BENEFITS

     In 2000, the Company entered into retirement agreements with certain of its executive officers providing for annual payments following retirement, based on years of service and subject to vesting requirements of up to 10 years. During the years ended December 31, 2001 and 2000, the Company recognized general and administrative expense of approximately $705,000 and $3.3 million, respectively, representing the currently vested portion. Future costs for these agreements will be accrued over the vesting periods.

NOTE 14.  PROVISIONS FOR IMPAIRMENT OF ASSETS

  PROVISION FOR IMPAIRMENT OF REAL ESTATE ASSETS

     During 2000, a loss provision in the amount of $4,800,000 was recorded to provide for a decrease in the estimated fair market value of a 418,458 square foot office property located in Memphis, Tennessee. In addition to a softening in the Memphis office market, the Company was notified by Federal Express, a major tenant occupying 121,218 square feet, or 29%, of this property, of its plans not to renew their lease upon expiration in September 2001.

  PROVISION FOR IMPAIRMENT OF NON-REAL ESTATE ASSETS

     During 2000, in connection with the Company's decision to sell its multifamily portfolio, the Company recorded an impairment charge of approximately $4.4 million relating to the writeoff of certain corporate office fixed assets.

NOTE 15.  COMMITMENTS AND CONTINGENCIES

  ENVIRONMENTAL MATTERS

     The Company follows a policy of monitoring its properties for the presence of hazardous or toxic substances. The Company is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Company's business, assets or results of operations. There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Company's results of operations and cash flow.

                     GLENBOROUGH REALTY TRUST INCORPORATED

  GENERAL UNINSURED LOSSES

     The Company, or in certain instances, tenants of the properties, carry comprehensive liability, fire and extended coverage with respect to the properties. This coverage has policy specification and insured limits customarily carried for similar properties. However, certain types of losses (such as from earthquakes and floods) may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of an earthquake or flood, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. In addition, although the Company's existing policies of insurance covering property damage do not exclude coverage for acts of terrorism, it is possible that such an exclusion could be imposed by an insurance carrier either during the current policy term upon satisfaction of certain notice requirements, or upon future policy renewal, in which case any losses from acts of terrorism might be uninsured. Should an uninsured loss occur, the Company could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties.

  LITIGATION

     Certain claims and lawsuits have arisen against the Company in its normal course of business. The Company believes that such claims and lawsuits will not have a material adverse effect on the Company's financial position, cash flow or results of operations.

NOTE 16.  SEGMENT INFORMATION

     During the year ended December 31, 2001, the Company owned a portfolio of properties comprising four product types: office, industrial, retail and multifamily. During the years ended December 31, 2000 and 1999, the Company's portfolio was comprised of five product types: office, industrial, retail, multifamily and hotel. Each of these product types represents a reportable segment with distinct uses and tenant types that require the Company to employ different management strategies. Each segment contains properties located in various regions and markets within the United States. The office portfolio consists primarily of suburban office buildings. The industrial portfolio consists of properties designed for warehouse, distribution and light manufacturing for single-tenant or multi-tenant use. The retail portfolio consists primarily of community shopping centers anchored with national or regional supermarkets or drug stores. The properties in the multifamily portfolio are apartment buildings with units rented to residential tenants on either a month-by-month basis or for terms of one year or less. The Company's hotel operations during the year ended December 31, 2000 were from one 227-room property leased to and operated by a third party. In December 2000, 36 of the Company's multifamily properties and the one remaining hotel property were sold. As of December 31, 2001, the Company owns two multifamily Properties with 868 total units located in Texas.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of its property types based on net operating income derived by subtracting rental expenses and real estate taxes (operating expenses) from rental revenues.

                     GLENBOROUGH REALTY TRUST INCORPORATED

Significant information used by the Company for its reportable segments as of and for the years ended December 31, 2001, 2000 and 1999 is as follows (in thousands):

                                 OFFICE    INDUSTRIAL   RETAIL    MULTI-FAMILY   HOTEL      TOTAL
                                --------   ----------   -------   ------------   ------   ----------
2001
Rental revenue................  $137,489    $ 40,075    $ 2,497     $  8,622     $   --   $  188,683
Property operating expenses...    49,149       9,055        537        3,468         --       62,209
                                --------    --------    -------     --------     ------   ----------
Net operating income (NOI)....  $ 88,340    $ 31,020    $ 1,960     $  5,154     $   --   $  126,474
                                ========    ========    =======     ========     ======   ==========
Real estate assets, net.......  $847,354    $283,845    $ 5,535     $ 55,090     $   --   $1,191,824
                                ========    ========    =======     ========     ======   ==========
2000
Rental revenue................  $126,198    $ 37,874    $ 8,265     $ 69,427     $  818   $  242,582
Property operating expenses...    46,556       9,113      2,675       31,910        229       90,483
                                --------    --------    -------     --------     ------   ----------
Net operating income (NOI)....  $ 79,642    $ 28,761    $ 5,590     $ 37,517     $  589   $  152,099
                                ========    ========    =======     ========     ======   ==========
Real estate assets, net.......  $743,667    $280,665    $38,621     $ 30,552     $   --   $1,093,505
                                ========    ========    =======     ========     ======   ==========
1999
Rental revenue................  $131,032    $ 43,569    $11,182     $ 68,144     $1,412   $  255,339
Property operating expenses...    49,732      11,737      3,640       30,570        420       96,099
                                --------    --------    -------     --------     ------   ----------
Net operating income (NOI)....  $ 81,300    $ 31,832    $ 7,542     $ 37,574     $  992   $  159,240
                                ========    ========    =======     ========     ======   ==========
Real estate assets, net.......  $874,428    $296,694    $70,497     $394,737     $5,535   $1,641,891
                                ========    ========    =======     ========     ======   ==========

                     GLENBOROUGH REALTY TRUST INCORPORATED

     The following is a reconciliation of segment revenues, income and assets to consolidated revenues, income and assets for the periods presented above (in thousands):

                                                              2001         2000         1999
                                                           ----------   ----------   ----------
REVENUES
Total revenue for reportable segments....................  $  188,683   $  242,582   $  255,339
Other revenue(1).........................................      11,794       13,093       10,628
                                                           ----------   ----------   ----------
Total consolidated revenues..............................  $  200,477   $  255,675   $  265,967
                                                           ==========   ==========   ==========
NET INCOME
NOI for reportable segments..............................  $  126,474   $  152,099   $  159,240
Elimination of internal property management fees.........       5,352        7,577        8,062
Unallocated amounts:
     Other revenue(1)....................................      11,794       13,093       10,628
     General and administrative expenses.................     (10,458)     (13,353)      (9,688)
     Depreciation and amortization.......................     (47,892)     (59,490)     (58,295)
     Interest expense....................................     (37,802)     (63,281)     (64,782)
     Provision for impairment of real estate asset.......          --       (4,800)          --
     Provision for impairment of non-real estate asset...          --       (4,404)          --
     Loss on sale of mortgage loan receivable............          --           --       (1,229)
                                                           ----------   ----------   ----------
Income before gain on sales of real estate assets,
  minority interest and extraordinary item...............  $   47,468   $   27,441   $   43,936
                                                           ==========   ==========   ==========
ASSETS
Total assets for reportable segments.....................  $1,191,824   $1,093,505   $1,641,891
Investments in land and development......................      98,105       86,286       38,773
Investments in unconsolidated operating joint ventures...       8,089        9,119        5,679
Mortgage loans receivable................................      39,061       37,250       37,582
Investment in Associated Company.........................          --           --        9,404
Cash and cash equivalents................................       4,410      102,195        6,482
Other assets.............................................      46,914       42,803       54,793
                                                           ----------   ----------   ----------
Total consolidated assets................................  $1,388,403   $1,371,158   $1,794,604
                                                           ==========   ==========   ==========

---------------

(1) Other revenue includes fee income, interest and other income, equity in earnings of Associated Company and equity in earnings (losses) of unconsolidated operating joint ventures.

                     GLENBOROUGH REALTY TRUST INCORPORATED

NOTE 17.  UNAUDITED QUARTERLY RESULTS OF OPERATIONS

     The following represents an unaudited summary of quarterly results of operations for the years ended December 31, 2001 and 2000 (in thousands, except for weighted average shares and per share amounts):

                                                               QUARTER ENDED
                                           -----------------------------------------------------
                                            MARCH 31,     JUNE 30,      SEPT 30,       DEC 31,
                                              2001          2001          2001          2001
                                           -----------   -----------   -----------   -----------
REVENUE
  Rental revenue.........................  $    43,904   $    47,710   $    48,739   $    48,330
  Fees and reimbursements from
     affiliates..........................        2,310         1,206         1,785         1,327
  Interest and other income..............        1,952           799           628         1,541
  Equity in earnings (losses) of
     unconsolidated operating joint
     ventures............................           52            (1)           38           157
                                           -----------   -----------   -----------   -----------
     Total revenue.......................       48,218        49,714        51,190        51,355
                                           -----------   -----------   -----------   -----------
EXPENSES
  Property operating expenses............       14,093        13,703        14,546        14,515
  General and administrative.............        3,083         2,968         2,374         2,033
  Depreciation and amortization..........       10,838        11,976        12,065        13,013
  Interest expense.......................        8,876         9,487         9,855         9,584
                                           -----------   -----------   -----------   -----------
     Total expenses......................       36,890        38,134        38,840        39,145
                                           -----------   -----------   -----------   -----------
Income before gain or loss on sales of
  real estate assets, minority interest
  and extraordinary item.................       11,328        11,580        12,350        12,210
Net gain (loss) on sales of real estate
  assets.................................           58          (182)        3,007        (1,999)
                                           -----------   -----------   -----------   -----------
Income before minority interest and
  extraordinary item.....................       11,386        11,398        15,357        10,211
Minority interest........................         (587)         (631)         (996)         (531)
                                           -----------   -----------   -----------   -----------
Net income before extraordinary item.....       10,799        10,767        14,361         9,680
Extraordinary item:
Net loss on early extinguishment of
  debt...................................         (763)         (262)         (682)          (25)
                                           -----------   -----------   -----------   -----------
Net income...............................       10,036        10,505        13,679         9,655
Preferred dividends......................       (4,891)       (4,891)       (4,891)       (4,891)
                                           -----------   -----------   -----------   -----------
Net income available to Common
  Stockholders...........................  $     5,145   $     5,614   $     8,788   $     4,764
                                           ===========   ===========   ===========   ===========
Basic Per Share Data:
Net income before extraordinary item.....  $      0.22   $      0.22   $      0.35   $      0.18
Extraordinary item.......................        (0.03)        (0.01)        (0.02)           --
                                           -----------   -----------   -----------   -----------
Net income available to Common
  Stockholders...........................  $      0.19   $      0.21   $      0.33   $      0.18
                                           ===========   ===========   ===========   ===========
Basic weighted average shares
  outstanding............................   26,992,324    26,989,534    26,984,208    26,934,323
                                           ===========   ===========   ===========   ===========
Diluted Per Share Data:
Net income before extraordinary item.....  $      0.22   $      0.21   $      0.34   $      0.17
Extraordinary item.......................        (0.03)        (0.01)        (0.02)           --
                                           -----------   -----------   -----------   -----------
Net income available to Common
  Stockholders...........................  $      0.19   $      0.20   $      0.32   $      0.17
                                           ===========   ===========   ===========   ===========
Diluted weighted average shares
  outstanding............................   30,476,401    30,467,322    30,588,078    30,472,064
                                           ===========   ===========   ===========   ===========

     Quarterly per share amounts do not necessarily sum to per share amounts for the year as weighted average shares outstanding are measured for each period presented, rather than solely for the entire year.

                     GLENBOROUGH REALTY TRUST INCORPORATED

                                                               QUARTER ENDED
                                           -----------------------------------------------------
                                            MARCH 31,     JUNE 30,      SEPT 30,       DEC 31,
                                              2000          2000          2000          2000
                                           -----------   -----------   -----------   -----------
REVENUE
  Rental revenue.........................  $    63,161   $    60,817   $    58,891   $    59,713
  Fees and reimbursements from
     affiliates..........................          468         1,894           479           872
  Interest and other income..............        1,216         3,427         2,224         1,444
  Equity in earnings of Associated
     Company.............................           46           576           405           428
  Equity in losses of unconsolidated
     operating joint ventures............          (31)         (140)          (92)         (123)
                                           -----------   -----------   -----------   -----------
     Total revenue.......................       64,860        66,574        61,907        62,334
                                           -----------   -----------   -----------   -----------
EXPENSES
  Property operating expenses............       21,557        20,290        20,514        20,545
  General and administrative.............        2,309         4,064           953         6,027
  Depreciation and amortization..........       15,129        15,084        14,382        14,895
  Interest expense.......................       16,347        16,023        14,979        15,932
  Provision for impairment of real estate
     assets..............................           --            --            --         4,800
  Provision for impairment of non-real
     estate assets.......................           --            --            --         4,404
                                           -----------   -----------   -----------   -----------
     Total expenses......................       55,342        55,461        50,828        66,603
                                           -----------   -----------   -----------   -----------
Income (loss) before gain or loss on
  sales of real estate assets, minority
  interest and extraordinary item........        9,518        11,113        11,079        (4,269)
Net gain (loss) on sales of real estate
  assets.................................         (695)       (2,347)        4,694        19,843
                                           -----------   -----------   -----------   -----------
Income before minority interest and
  extraordinary item.....................        8,823         8,766        15,773        15,574
Minority interest........................         (306)         (350)       (1,177)         (324)
                                           -----------   -----------   -----------   -----------
Net income before extraordinary item.....        8,517         8,416        14,596        15,250
Extraordinary item:
Net loss on early extinguishment of
  debt...................................         (466)          (84)           --        (7,360)
                                           -----------   -----------   -----------   -----------
Net income...............................        8,051         8,332        14,596         7,890
Preferred dividends......................       (5,488)       (5,443)       (4,891)       (4,891)
                                           -----------   -----------   -----------   -----------
Net income available to Common
  Stockholders...........................  $     2,563   $     2,889   $     9,705   $     2,999
                                           ===========   ===========   ===========   ===========
Basic Per Share Data:
Net income before extraordinary item.....  $      0.10   $      0.10   $      0.34   $      0.36
Extraordinary item.......................        (0.02)           --            --         (0.26)
                                           -----------   -----------   -----------   -----------
Net income available to Common
  Stockholders...........................  $      0.08   $      0.10   $      0.34   $      0.10
                                           ===========   ===========   ===========   ===========
Basic weighted average shares
  outstanding............................   30,355,685    29,330,163    28,677,017    28,830,040
                                           ===========   ===========   ===========   ===========
Diluted Per Share Data:
Net income before extraordinary item.....  $      0.10   $      0.10   $      0.33   $      0.33
Extraordinary item.......................        (0.02)           --            --         (0.23)
                                           -----------   -----------   -----------   -----------
Net income available to Common
  Stockholders...........................  $      0.08   $      0.10   $      0.33   $      0.10
                                           ===========   ===========   ===========   ===========
Diluted weighted average shares
  outstanding............................   34,096,464    33,111,493    32,636,164    32,337,449
                                           ===========   ===========   ===========   ===========

     Quarterly per share amounts do not necessarily sum to per share amounts for the year as weighted average shares outstanding are measured for each period presented, rather than solely for the entire year.

               [GLENBOROUGH REALTY TRUST INCORPORATED LETTERHEAD]


VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Glenborough Realty Trust Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                          GLNBR1      KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                DETACH AND RETURN THIS PORTION ONLY
                                        THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
-----------------------------------------------------------------------------------------------------------------------------------
GLENBOROUGH REALTY TRUST INCORPORATED


1.   ELECTION OF DIRECTORS - Election of two     FOR  WITHHOLD  FOR ALL    To withhold authority to vote, mark "For All Except"
     Class I directors (or if any nominee is     ALL    ALL     EXCEPT     and write the nominee's number on the line below.
     not available for election, such
     substitute as the Board of Directors or     [ ]    [ ]       [ ]      ____________________________________________________
     the proxy holders may designate)

     Class I: 01) RICHARD C. BLUM
              02) RICHARD MAGNUSON

Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTION IS INDICATED, THE PROXIES
WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF ALL DIRECTORS. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

BOARD OF DIRECTORS' RECOMMENDATION: The Board of Directors recommends a vote FOR the election of directors. If you wish to vote in accordance with the Board of Directors' recommendation, you need not mark any boxes, just sign and date below.

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Please be sure to sign and date this Proxy in the box below.

--------------------------------------------------                    ----------------------------------------

__________________________________________________                    ________________________________________
Signature (PLEASE SIGN WITHIN BOX)      Date                          Signature (Joint Owners)      Date

-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

________________________________________________________________________________


                     GLENBOROUGH REALTY TRUST INCORPORATED

          400 South El Camino Real - San Mateo, California 94402-1708

           www.glenborough.com - shareholderservices@glenborough.com

                                REVOCABLE PROXY


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING ON MAY 9, 2002 AT 10:00 A.M. (PDT)

     Robert Batinovich, Andrew Batinovich and Stephen R. Saul (the Proxies), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Glenborough Realty Trust Incorporated (the Company), to be held on May 9, 2002 at 10:00 a.m. (Pacific Daylight Time), at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, CA and at any adjournments or postponements thereof.

BOARD OF DIRECTORS' RECOMMENDATION: The Board of Directors recommends a vote FOR the election of directors. If you wish to vote in accordance with the Board of Directors' recommendation, you need not mark any boxes, just sign and date on the reverse side.

________________________________________________________________________________